Exhibit 4.4

INVITATION TO SHAREHOLDERS

On behalf of our Board of Directors, Management and Employees, we invite you to attend the annual general and special meeting of shareholders of VIQ Solutions Inc. The meeting will be conducted as a virtual meeting to be held via live audio webcast online at: https://virtual-meetings.tsxtrust.com/1085 (meeting ID: 1085, password: viq2021) on Thursday, April 29, 2021 at 10:00 a.m. (Eastern Time). You may begin to log into the meeting platform beginning at 9:30 a.m. (Eastern Time).

The items of business to be considered at this meeting are described in the enclosed Notice of Annual General and Special Meeting and Management Information Circular. No matter how many shares you hold, your participation at this meeting is very important. If you are unable to attend the virtual meeting, we encourage you to vote by following the instructions included on the enclosed proxy form and returning the completed form in the envelope provided.

We hope you will take the time to review the enclosed Management Information Circular. During the meeting, we will discuss a number of initiatives we have undertaken this year and our plans for future growth.

We look forward to answering your questions and hope you will accept this invitation to meet the directors and executives of your Company.

We look forward to seeing you at the meeting.

Sincerely,

Sebastien Paré
President and Chief Executive Officer

March 23, 2021

Management information circular 2021	Page 1

VIQ SOLUTIONS INC.

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

TO:	THE SHAREHOLDERS OF VIQ SOLUTIONS INC.

TAKE NOTICE that the Annual General and Special Meeting (the “Meeting”) of the shareholders of VIQ Solutions Inc. (“VIQ” or the “Company”) will be held as a completely virtual Meeting via live audio webcast online at: https://virtual-meetings.tsxtrust.com/1085 (meeting ID: 1085, password: viq2021) on Thursday, April 29, 2021 at 10:00 a.m. (Eastern Time) (you may begin to log into the meeting platform beginning at 9:30 a.m. (Eastern Time)) for the following purposes:

1.	to receive and consider the financial statements of the Company for the year ended December 31, 2020 and the auditor’s report thereon;

2.	to consider, and if thought advisable, to pass a special resolution to fix the number of directors to be elected at the Meeting at six (6) and authorizing the board of directors (the “Board”) to appoint up to one third of the composition of the Board between annual shareholder meetings;

3.	to consider and, if thought appropriate, to pass an ordinary resolution electing six (6) directors of the Company for the ensuing year;

4.	to consider and, if thought appropriate, to pass an ordinary resolution appointing the auditors of the Company and authorizing the directors to fix their remuneration;

5.	to consider and, if thought appropriate, to pass, with or without variation, an ordinary resolution ratifying and approving the Company’s new omnibus equity incentive plan, as more particularly described in the accompanying management information circular (the “Information Circular”); and

6.	to transact such other business as may properly be brought before the Meeting or any adjournment(s) thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular accompanying and forming part of this Notice.

To mitigate risks related to the rapidly evolving global COVID-19 (coronavirus) public health emergency to VIQ’s shareholders, employees, communities and other stakeholders and based on government recommendations to avoid large gatherings, the Meeting will be conducted in a virtual only format, which will be conducted via live audio webcast. The live audio webcast will allow shareholders to have an equal opportunity to participate at the Meeting regardless of their geographic location or particular circumstances they may be facing as a result of COVID-19. Shareholders will not be able to attend the Meeting in person. A summary of the information shareholders will need to attend the Meeting online is provided in the enclosed Instrument of Proxy.

Shareholders of VIQ who are unable to attend the Meeting online are requested to date and sign the enclosed Instrument of Proxy and to mail it to the Secretary of VIQ, c/o TSX Trust Company, 100 Adelaide Street W, Suite 301, Toronto, Ontario, M5H 4H1. In order to be valid and acted upon at the Meeting, forms of proxy must be returned to the above address not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Meeting or any adjournment(s) thereof.

The Board has fixed the record date for the Meeting at the close of business on March 23, 2021 (the “Record Date”). Only shareholders of VIQ of record as at that date are entitled to receive notice of the Meeting. Shareholders of record will be entitled to vote those shares included in the list of shareholders entitled to vote at the Meeting prepared as at the Record Date.

DATED at Mississauga, Ontario this 23rd day of March 2021.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Sebastien Paré”

President, Chief Executive Officer and a Director

Management information circular 2021	Page 2

VIQ Solutions Inc.

Information Circular
for the Annual General and Special Meeting of Shareholders
to be held on April 29, 2021

To mitigate risks related to the rapidly evolving global COVID-19 (coronavirus) public health emergency to the company’s shareholders, employees, communities and other stakeholders and based on government recommendations to avoid large gatherings, the Meeting will be conducted in a virtual only format, which will be conducted via live audio webcast. The live audio webcast will allow shareholders to have an equal opportunity to participate at the Meeting regardless of their geographic location or particular circumstances they may be facing as a result of COVID-19. Shareholders will not be able to attend the Meeting in person. A summary of the information shareholders will need to attend the Meeting online is provided in the enclosed Instrument of Proxy.

SOLICITATION OF PROXIES

This Information Circular (the “Information Circular”) is furnished in connection with the solicitation of proxies by the management of VIQ Solutions Inc. (“VIQ” or the “Company”) for use at the Annual General and Special Meeting of the shareholders (the “Shareholders”) of the Company (the “Meeting”) to be held on April 29, 2021 at 10:00 a.m. (Eastern Time) as a completely virtual Meeting via live audio webcast online at: https://virtual-meetings.tsxtrust.com/1085 (meeting ID: 1085, password: viq2021) and at any adjournment(s) thereof, for the purposes set forth in the Notice of Annual General and Special Meeting of Shareholders. Instruments of Proxy must be received by the Secretary of the Company c/o TSX Trust Company, 100 Adelaide Street W, Suite 301, Toronto, Ontario, M5H 4H1 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Meeting or any adjournment(s) thereof. The board of directors of the Company (the “Board”) has fixed the record date for the Meeting at the close of business on March 23, 2021 (the “Record Date”). Shareholders of the Company of record as at the Record Date are entitled to receive notice of the Meeting and to vote those common shares (the “Common Shares”) of the Company included in the list of Shareholders entitled to vote at the Meeting prepared as at the Record Date.

The Instrument of Proxy appointing a proxy shall be in writing and shall be executed by the Shareholder or such Shareholder’s attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

The persons named in the enclosed Instrument of Proxy are directors and/or officers of the Company. Each Shareholder has the right to appoint a person or company other than the person or company designated in the Instrument of Proxy furnished by the Company (a “Third Party”), who need not be a Shareholder, to attend and act for such Shareholder at the Meeting. To exercise such right, the names of the persons designated by management should be crossed out and the name of the Shareholder’s appointee should be legibly printed in the blank space provided.

Shareholders who wish to appoint a Third Party proxyholder to represent them at the Meeting must submit their proxy or voting instruction form (if applicable) prior to registering their Third Party proxyholder. Registering a Third Party proxyholder is an additional step once a proxy or voting instruction form has been submitted. Failure to register a Third Party proxyholder will result in that Third Party proxyholder not receiving a control number to participate in the Meeting. To register a Third Party proxyholder, non-registered Shareholders and/or duly appointed Third Party proxyholders MUST complete the form found at the following link by April 27, 2021 at 10:00 a.m. EST: https://tsxtrust.com/resource/en/75 and submit the completed form to TSX Trust Company by e-mail at tsxtrustproxyvoting@tmx.com, along with their Third Party proxyholder’s contact information, so that TSX Trust Company may provide the proxyholder with a control number via email. Without a control number, proxyholders will not be able to vote at the meeting. Questions about registration may be sent to: tsxtrustproxyvoting@tmx.com.

The Company is not using “notice-and-access” to send its proxy-related materials to Shareholders, and paper copies of such materials will be sent to all Shareholders. The Company will send proxy-related materials directly to non-objecting Beneficial Shareholders (as defined herein) in accordance with National Instrument 54-101 – Communication with Beneficial Owners of a Reporting Issuer and such materials will be delivered to non-objecting Beneficial Shareholders by TSX Trust Company or through the non-objecting Beneficial Shareholder’s intermediary. These Shareholder materials are being sent to both registered and non-registered Shareholders. If you are a non-registered Shareholder, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions. The Company does not intend to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders the proxy related materials and Form 54-107F7 Request for Voting Instructions Made by Intermediary and objecting Beneficial Shareholders will not receive the materials unless their intermediary assumes the cost of delivery.

Management information circular 2021	Page 3

REVOCABILITY OF PROXY

A Shareholder who has given a proxy has the power to revoke it. If you are using a control number to login to the Meeting and you vote by electronic ballot, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not vote by electronic ballot. Only registered Shareholders and duly appointed proxyholders that log in with their control numbers will have the ability to vote and ask questions. Guests attending the Meeting will not be able to vote or ask questions.

PERSONS MAKING THE SOLICITATION

The solicitation is made on behalf of the management of the Company. The costs incurred in the preparation and mailing of the Instrument of Proxy, Notice of Meeting and this Information Circular will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of the Company, who will not be specifically remunerated therefor.

No person is authorized to give any information or make any representations other than those contained in this Information Circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

EXERCISE OF DISCRETION BY PROXY

The Common Shares represented by proxy will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot at the Meeting and, where the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares shall be voted on any ballot in accordance with the specification so made.

In the absence of such specification, the Common Shares will be voted in favour of the matters to be acted upon. The persons appointed under the Instrument of Proxy furnished by the Company are conferred with discretionary authority with respect to amendments or variations of those matters specified in the Instrument of Proxy and Notice of Meeting. At the time of printing this Information Circular, management of the Company knows of no such amendment, variation or other matter.

ADVICE TO BENEFICIAL SHAREHOLDERS

The information set forth in this section is of significant importance to many Shareholders of VIQ, as a substantial number of Shareholders of VIQ do not hold Common Shares in their own name. Beneficial Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of VIQ as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder’s name on the records of VIQ. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of VIQ do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the registered Shareholders how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote its Common Shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted.

Management information circular 2021	Page 4

IMPORTANT INFORMATION ABOUT THE VIRTUAL MEETING

Out of an abundance of caution and to proactively deal with the impact of COVID-19 pandemic, and to mitigate risks to the health and safety of the Company’s communities, Shareholders and employees and other stakeholders, the Company will hold its Meeting in a virtual audio-only format, which will be conducted via live webcast. Shareholders will have an equal opportunity to participate at the Meeting online.

Participating at the Meeting

Voting at the Meeting will only be available for registered Shareholders and duly appointed proxyholders. Beneficial Shareholders who have not duly appointed themselves as proxy will not be able to vote or ask questions at the Meeting.

Registered Shareholders, duly appointed proxyholders and Beneficial Shareholders who have appointed themselves as proxyholder and obtained a control number will be eligible to ask questions during the Q&A portion of the Meeting. Due to the virtual format, the Meeting (including the Q&A portion of the Meeting) will focus exclusively on the six voting items on the agenda. For details regarding 2020 results and Management reviews and insights, please visit either SEDAR or the Company website https://viqsolutions.com/investors/ for all the 2020 Year End regulatory filings.

Registered Shareholders planning to vote at the Meeting during the webcast should not complete an Instrument of Proxy or return it to TSX Trust. Registered Shareholders may access the Meeting and vote by following the instructions below:

1.	Log in at: https://virtual-meetings.tsxtrust.com/1085 (meeting ID: 1085, password: viq2021) at least 15 minutes before the Meeting starts

2.	Click on “I have a control number”

3.	Enter your 12 digit control number (found on your Instrument of Proxy, if you are a registered Shareholder, or provided by TSX Trust, if you are a proxyholder)

4.	Enter the password: viq2021 (case sensitive)

5.	Vote

Beneficial Shareholders that would like to access and vote at the Meeting during the webcast may do so by following the instructions below:

1.	Appoint yourself as proxyholder by, in advance of the proxy cut-off, writing your name in the space provided on your Instrument of Proxy or voting instruction form. Do not fill out your voting instructions.

2.	Sign and send it to your intermediary, following the voting deadline and submission instructions on the voting instruction form

3.	Complete the form found at https://tsxtrust.com/resource/en/75 and submit the completed form to TSX Trust Company by e-mail at tsxtrustproxyvoting@tmx.com

4.	Obtain a control number from TSX Trust Company. If you have not received a control number from TSX Trust Company, TSX Trust Company may be contacted at tsxtrustproxyvoting@tmx.com

5.	Log in at: https://virtual-meetings.tsxtrust.com/1085 (meeting ID: 1085, password: viq2021) at least 15 minutes before the Meeting starts

6.	Click on “I have a control number”

7.	Enter your control number (provided by TSX Trust Company)

8.	Enter the password: viq2021 (case sensitive)

9.	Vote

You may begin to log into the meeting platform beginning at 9:30 a.m. (Eastern Time) on April 29, 2021. The meeting will begin promptly at 10:00 a.m. (Eastern Time) on April 29, 2021.

It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. In order to participate online, Shareholders must have a valid control number and proxyholders must have received an email from TSX Trust Company containing a control number. Please ensure that you have the latest version of Google Chrome, Safari, Edge or Firefox for the purposes of accessing the virtual meeting. We recommend that you ensure that your browser is compatible with the virtual meeting platform by logging in early. Please do not attempt to access the Meeting using Internet Explorer.

Management information circular 2021	Page 5

Voting in Advance of the Meeting

Notwithstanding whether or not you wish to attend the Meeting, all Shareholders are strongly encouraged to vote in advance of the Meeting to ensure that their vote will be counted should they be unable to access the Meeting for any reason. Registered Shareholders may vote in advance of the Meeting as follows:

•	Voting by Internet: A registered Shareholder may submit his or her proxy over the Internet by going to www.voteproxyonline.com and following the instructions. Such registered Shareholder will require a control number (located on the front of the form of proxy) to identify himself or herself to the system;

•	Voting by Fax: A registered Shareholder may fax both pages of his or her completed and signed form of proxy to TSX Trust at 416-595-9593; or

•	Voting by Mail: A registered Shareholder may mail his or her completed and signed form of proxy to TSX Trust Company, 301-100 Adelaide Street West, Toronto, ON M5H 4H1.

Beneficial Shareholders may vote in advance of the Meeting in accordance with the instructions of their intermediary/broker.

If you are using a control number to login to the Meeting and you vote by electronic ballot, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not vote by electronic ballot. Only registered Shareholders or duly appointed proxyholders that log in with their control numbers will have the ability to vote and ask questions. Guests attending the Meeting will not be able to vote or ask questions.

Voting Shares and Principal Holders

The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at March 23, 2021, 24,893,638 Common Shares of the Company were issued and outstanding, each such Common Share carrying the right to one vote on a ballot at the Meeting. A quorum for the transaction of business at the Meeting will be present if two persons are present holding or representing by proxy in the aggregate not less than 5% of the Common Shares entitled to be voted at the Meeting.

To the knowledge of the directors and executive officers of the Company, as at the date hereof, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Company carrying more than 10% of the voting rights attached to the Common Shares, other than Bradley Wells who owns 3,838,458 Common Shares or approximately 15.4% of the issued and outstanding Common Shares.

MATTERS TO BE ACTED UPON AT THE MEETING

Presentation of Financial Statements

At the Meeting, the financial statements of the Company for the fiscal year ended December 31, 2020 and the auditors’ report on such statements will be placed before the Shareholders. No formal action is required or proposed to be taken at the Meeting with respect to the financial statements.

Fixing Number of Directors

At the Meeting, it is proposed that the number of directors to be elected at the Meeting to hold office until the next annual meeting or until their successors are elected or appointed, subject to the Articles and By-laws of the Company, be fixed at six (6) and that the Board shall be authorized to appoint up to one third of the composition of the Board between annual shareholder meetings.

Unless the Shareholder directs that his or her Common Shares are to be withheld from voting in connection with fixing the number of directors at six (6) and authorizing the Board to appoint up to one third of the composition of the Board between annual shareholder meetings, the persons named in the enclosed form of proxy intend to vote FOR fixing the number of directors at six (6) and authorizing the Board to appoint up to one third of the composition of the Board between annual shareholder meetings. In order for the vote to be effective, the special resolution must be approved by the affirmative vote of not less than 66 and 2/3% of the votes cast at the Meeting.

Management information circular 2021	Page 6

At the Meeting, Shareholders will be asked to vote on the following special resolution:

“BE IT RESOLVED as a special resolution of the Shareholders of the Company that the number of directors for election at this Meeting be set at six.”

In the absence of instruction to the contrary, the persons designated by management in the Proxy intend to vote “For” the preceding resolution.

Election of Directors

There are presently six (6) directors of the Company. The accompanying form of proxy provides for individual voting on directors rather than slate voting. Unless the Shareholder directs that his or her Common Shares are to be withheld from voting, it is the intention of management to vote proxies in favour of a resolution electing as directors the six (6) nominees hereinafter set forth:

Larry Taylor - Chair

Sebastien Paré

Harvey Gordon

Mike Kessel

Joseph Quarin

Bradley Wells

The names and jurisdictions of residence of the persons nominated for election as directors, the number of voting securities of the Company beneficially owned, directly or indirectly, or over which each exercises control or direction, the offices held by each in the Company, the period served as director and the principal occupation of each are as follows:

Name and Jurisdiction of Residence	Number of Common Shares Beneficially Owned	Director Since	Principal Occupation

Larry Taylor (2) Chair of the Board Ontario, Canada	883,879	Jun, 2014	Mr. Taylor has been CEO Group Leader of CEO Global Network since 2011 and President of Taylor Made Solutions since 2009. Mr. Taylor is Board Chair for the Green Energy Cooperative of Ontario and Board Chair for Spark Power Group Inc. (TSX: SPG). He also is a director and the chair of the audit committee of Drone Delivery Canada Corp. (TSXV: FLT). Mr. Taylor is a Chartered Professional Accountant and a Certified Management Consultant. Mr. Taylor has previously held key senior executive positions with several companies including National Money Mart, Travelex North and South America and Cap Gemini Ernst & Young Canada Inc. Mr. Taylor has experience working with private equity firms to identify, acquire and combine companies to create shareholder value.

Sebastien Paré (2) Chief Executive Officer and Director Ontario, Canada	486,837	Feb, 2015	Mr. Paré has been the Chief Executive Officer of the Company since January 2015 and has served as the President of the Company since August 2014. Prior thereto, Mr. Paré served as President of CSDC Systems Inc. since May of 2004. Mr. Paré is a leading digital workflow expert driving VIQ to deliver end to end AI automation, enhanced with human editing, to assist VIQ worldwide customers to gain more value services from the ever-increasing set of rich complex evidentiary content they capture, manage and mine. He has worked in North America, the Middle East, and West Africa. Prior to his position at the Company, he was President and Chief Operating Officer of an enterprise case management software platform company dedicated to public sector digital services. Mr. Paré received a Bachelor of Science from the University of Québec at Montreal and a Master of Science from the University of British Columbia.

Management information circular 2021	Page 7

Name and Jurisdiction of Residence	Number of Common Shares Beneficially Owned	Director Since	Principal Occupation

Harvey Gordon (1)(2) Director Ontario, Canada	158,370	Jun, 2014	Mr. Gordon is the Managing Director of Channel Solutions Inc., where he provides CEO mentoring and strategic development guidance to growth-oriented technology companies. Mr. Gordon has extensive software, professional services and technology leadership experience as the CEO of international, US and Canadian companies, both public and private. Over a 20 year period, he was deeply involved in international business development, opening and managing offices in Europe and Asia, as Directeur Général of a Paris based telecom software organization and as the Business Development VP for a global financial software organization. Mr. Gordon has held key senior executive positions during high growth phases of industry leading software and service firms, including Algorithmics Inc., Changepoint Corporation, Infonet Services Corporation and Magic Lantern Group. Mr. Gordon holds a Master of Science degree in Computer Science from the University of Toronto and a Bachelor of Applied Science in Engineering Science.

Mike Kessel (1) Director Ontario, Canada	4,292	Sep, 2017	Mr. Kessel is the President and CEO of Cleveland Clinic Canada and is responsible for the growth, strategic partnerships and enterprise value creation. He implemented a unique public/private hybrid strategy that led to formal partnerships with Sick Kids, Sunnybrook and Mt. Sinai Hospitals and the Heart and Stroke Foundation. He also led partnership efforts with the Ontario Ministry of Health resulting in important firsts in country and cross border patient care. The Cleveland Clinic has presence in 15 countries and 160 cities around the world. Mr. Kessel spends time working with the International Operations team of the Cleveland Clinic.Mr. Kessel earned an MBA from Kellogg Business School at Northwestern University in Chicago and a Bachelor of Science from The Ohio State University. He is also a Chartered Professional Accountant.

Joseph Quarin (1) Director Ontario, Canada	516,479	Nov, 2016	Mr. Quarin is a successful public company Chief Executive Officer (TSX and NYSE), corporate executive and director. He was Chief Executive Officer and a Director of Progressive Waste Solutions Ltd., a North American non-hazardous solid waste management company from January 2012 until the reverse-merger with Waste Connections Inc. in 2016. Mr. Quarin joined Progressive’s inaugural leadership team in July 2000 and played an integral role in its growth and success from US$100 million to US$2 billion in revenue. He is currently the President and Chief Executive Officer of Q5 Capital Inc., a private investment company and strategic management advisor. He was recognized in the top 10 on the Financial Post’s Top 100 CEO Scorecard 2016 and named one of Canada’s Top 40 Under 40TM in 2004. Mr. Quarin currently serves as a Board member of Spark Power Group Inc. (TSX: SPG), Edo Revenue Royalty GP and EJ Trademark GP, Eagle River Capital, LLC, GRT Holdings Ltd and The Fertility Partners. He is also a Director of the Humber River Hospital Board. Mr. Quarin holds a Master of Business Administration (with Distinction) from the Ivey Business School at Western University, a Bachelor of Commerce (Honours) from the Smith School of Business at Queen’s University, and is a Chartered Professional Accountant and Chartered Accountant.

Bradley Wells (2) Director Ontario, Canada	3,838,458	Nov, 2019

Mr. Wells has been President and CEO of Momentum Group Ltd. since he founded it in 2004. He served as CEO of Sym-Tech Dealer Services for the past 25 years until the company was successfully sold in 2019. Mr. Wells currently runs operating companies in Canada, the United States and Central America.

Management information circular 2021	Page 8

Notes:

(1)	The members of the Company’s Audit Committee are, as at the date hereof, Joseph Quarin (Chair) and Mike Kessel and Harvey Gordon.

(2)	The members of the Company’s Compensation, Nominating and Corporate Governance Committee are, as at the date hereof, Larry Taylor (Chair), Sebastien Paré, Harvey Gordon and Bradley Wells.

The information as to Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to the Company by the respective nominees as at the date of this Information Circular. As at the date hereof, the directors and officers of the Company, and their associates and affiliates, as a group own or control, directly or indirectly, 5,910,514 Common Shares or 23.7% of the issued and outstanding Common Shares.

Majority Voting for Directors

The Board has adopted a majority voting policy stipulating that if the votes in favour of the election of a director nominee at a Shareholders’ meeting represent less than a majority of the Common Shares voted and withheld, the nominee will submit their resignation promptly after the meeting, for the board’s consideration. The Board’s decision to accept or reject the resignation offer will be disclosed to the public within 90 days of the applicable Shareholders’ meeting. The nominee will not participate in any board deliberations on the resignation offer unless there are not at least three directors who did not receive a majority withheld vote. The policy does not apply in circumstances involving contested director elections.

Cease Trade Orders and Bankruptcies

To our knowledge, no proposed director:

(a)	within ten (10) years of the date hereof, was a director or chief executive officer or chief financial officer of any company, including the Company that:

(i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(ii)	was subject to an event that resulted, after the proposed director ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(iii)	became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

(b)	has, within the ten (10) years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceeding, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

In addition, no proposed director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

At the Meeting, Shareholders will be asked to vote on an ordinary resolutions to elect the proposed directors set forth above.

In the absence of instruction to the contrary, the persons designated by management in the Proxy intend to vote “For” the proposed directors set forth above.

Appointment of Auditors

We propose that KPMG LLP, Chartered Professional Accountants (“KPMG”) be re-appointed as auditors of the Company to hold office until the conclusion of the next annual general meeting and that the Board be authorized to set the fees paid to KPMG as auditor. KPMG was first appointed as auditor of the Company on July 7, 2020.

Unless the Shareholder directs that his or her Common Shares are to be withheld from voting in connection with the appointment of the auditor, the persons named in the enclosed form of proxy intend to vote FOR the appointment of KPMG LLP, Chartered Professional Accountants, Toronto, Ontario as the auditor of the Company until the next annual meeting of shareholders and to authorize the directors to fix the auditor’s remuneration. To be adopted, this resolution is required to be passed by the affirmative vote of a majority of the votes cast at the Meeting.

Management information circular 2021	Page 9

At the Meeting, Shareholders will be asked to vote on the following ordinary resolution:

“BE IT RESOLVED as an ordinary resolution of the Shareholders of the Company that KPMG LLP, Chartered Professional Accountants, be appointed as auditor of the Company until the close of the next annual general meeting and that the directors of the Company are hereby authorized to fix the remuneration of the auditor.”

In the absence of instruction to the contrary, the persons designated by management in the Proxy intend to vote “For” the preceding resolution.

Approval of Omnibus Equity Incentive Plan

At the Meeting, Shareholders will be asked to consider and, if thought advisable, pass an ordinary resolution (the “Omnibus Plan Resolution”) approving a new rolling long-term omnibus equity incentive plan in the form set out as Schedule “A” hereto (the “2021 Equity Incentive Plan”). If adopted, the 2021 Equity Incentive Plan will replace the Legacy Plans (as defined herein).

If the 2021 Equity Incentive Plan is adopted by the Shareholders in replacement of the Legacy Plans, no further awards will be granted under the Legacy Plans. The Legacy Plans will however continue to be authorized for the sole purposes of facilitating the vesting and exercise of existing awards previously granted under the Legacy Plans. Once the existing awards granted under the Legacy Plans are exercised or terminated, the Legacy Plans will terminate and be of no further force or effect. No equity incentive securities have been granted under the Legacy Plans since January 21, 2021, the date on which the Common Shares began trading on the Toronto Stock Exchange (the “TSX”).

Pursuant to the requirements of the TSX, every three years after institution, all unallocated options, rights and other entitlements under any security based compensation arrangement which does not have a fixed maximum number of securities issuable thereunder (commonly referred to as “rolling plans”), must be approved by the majority of the members of the Board and its Shareholders.

Background and Purpose

In January 2020, the Company graduated from the TSX Venture Exchange (the “TSXV”) to the TSX. In conjunction with this process, the Company undertook a review of equity compensation plans adopted by senior issuers. Following the Company’s review of prevailing market practices for senior issuers and applicable TSX policies, the Board, on January 13, 2021 passed a resolution adopting the 2021 Equity Incentive Plan, subject to, and effective upon, the approval of Shareholders. The 2021 Equity Incentive Plan provides the Company with a flexible share related mechanism to attract, retain and motivate qualified directors, employees and consultants, to reward such directors, employees and consultants, from time to time, for their contributions toward the long-term goals and success of the Company, and to align the interests of such directors, employees and consultants, by enabling and encouraging such persons to acquire Common Shares.

The 2021 Equity Incentive Plan provides flexibility to the Company to grant equity-based incentive awards in the form of Stock Options, RSUs, PSUs and DSUs, as described in further detail below. Provided that the 2021 Equity Incentive Plan is approved by the Shareholders at the Meeting, all future grants of equity-based awards will be made pursuant to, or as otherwise permitted by, the 2021 Equity Incentive Plan, and no further equity-based awards will be made pursuant to the Company’s Legacy Plans as of the date of the Meeting. The Legacy Plans will however continue to be authorized for the sole purposes of facilitating the vesting and exercise of existing awards previously granted under the Legacy Plans. Once the existing awards granted under the Legacy Plans are exercised or terminated, the Legacy Plans will terminate and be of no further force or effect. No equity incentive securities have been issued under the Legacy Plans since January 21, 2021, the date that the Common Shares began trading on the TSX.

A summary of the key terms of the 2021 Equity Incentive Plan is set out below, which is qualified in its entirety by the full text of the 2021 Equity Incentive Plan. A copy of the 2021 Equity Incentive Plan is attached as Schedule “A” hereto.

Key Terms of the Equity Incentive Plan

Common Shares Subject to the 2021 Equity Incentive Plan

The 2021 Equity Incentive Plan was adopted as a result of the Company’s review of prevailing market practices for senior issuers. The 2021 Equity Incentive Plan is a “rolling” plan which, subject to the adjustment provisions provided for therein (including a subdivision or consolidation of Common Shares), provides that the aggregate maximum number of Common Shares that may be issued upon the exercise or settlement of awards granted under the 2021 Equity Incentive Plan shall not exceed 10% of the Company’s issued and outstanding Common Shares from time to time, such number being 2,489,364 as at March 23, 2021. The 2021 Equity Incentive Plan is considered an “evergreen” plan, since the Common Shares covered by awards which have been exercised, settled or terminated shall be available for subsequent grants under the 2021 Equity Incentive Plan and the number of awards available to grant increases as the number of issued and outstanding Common Shares increases. As such, the 2021 Equity Incentive Plan must be approved by the majority of the Company’s Board and its Shareholders every three years following its adoption pursuant to the requirements of the TSX.

Management information circular 2021	Page 10

Insider Participation Limit

The 2021 Equity Incentive Plan provides that the aggregate number of Common Shares: (a) issuable to insiders at any time cannot exceed 10% of the Company’s issued and outstanding Common Shares; and (b) issued to insiders within any one year period cannot exceed 10% of the Company’s issued and outstanding Common Shares (across all of the Company’s security based compensation arrangements).

Any Common Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Common Shares available for issuance pursuant to the exercise of awards granted under the 2021 Equity Incentive Plan.

Administration of the 2021 Equity Incentive Plan

The Plan Administrator (as defined in the 2021 Equity Incentive Plan) is determined by the Board and is initially the Compensation, Nominating and Corporate Governance Committee. The Plan Administrator determines which directors, officers, consultants and employees are eligible to receive awards under the 2021 Equity Incentive Plan, the time or times at which awards may be granted, the conditions under which awards may be granted or forfeited to the Company, the number of Common Shares to be covered by any award, the exercise price of any award, whether restrictions or limitations are to be imposed on the Common Shares issuable pursuant to grants of any award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any award, based on such factors as the Plan Administrator may determine.

In addition, the Plan Administrator interprets the 2021 Equity Incentive Plan and may adopt guidelines and other rules and regulations relating to the 2021 Equity Incentive Plan, and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2021 Equity Incentive Plan.

Eligibility

All directors, employees and consultants are eligible to participate in the 2021 Equity Incentive Plan. The extent to which any such individual is entitled to receive a grant of an award pursuant to the 2021 Equity Incentive Plan will be determined in the sole and absolute discretion of the Plan Administrator.

Types of Awards

Awards of stock options (“Stock Options”), restricted share units (“RSUs”), performance share units (“PSUs”) and deferred share units (“DSUs”) may be made under the 2021 Equity Incentive Plan. All of the awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the 2021 Equity Incentive Plan, and will generally be evidenced by an award agreement. In addition, subject to the limitations provided in the 2021 Equity Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, and waive any condition imposed with respect to awards or Common Shares issued pursuant to awards.

Stock Options

A Stock Option entitles a holder thereof to purchase a prescribed number of Common Shares at an exercise price set at the time of the grant. Such grant may be settled in Common Shares, cash or combination thereof in the discretion of the Plan Administrator. If settled in cash, such payment will be equal to the “in the money” amount, being an amount equal to the Market Price (as defined below) of the Common Shares issuable on the exercise of such Stock Option as of the date such Stock Option is exercised, less the aggregate exercise price of the Stock Option. The Plan Administrator will establish the exercise price at the time each Stock Option is granted, which exercise price must in all cases be not less than the volume weighted average trading price of the Common Shares on the TSX for the five trading days immediately preceding the date of grant (the “Market Price”) on the date of grant. Subject to any accelerated termination as set forth in the 2021 Equity Incentive Plan, each Stock Option expires on its respective expiry date. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Stock Options. Once a Stock Option vests, it shall remain vested and shall be exercisable until expiration or termination of the Stock Option, unless otherwise specified by the Plan Administrator, or as otherwise set forth in any written employment agreement, award agreement or other written agreement between the Company or a subsidiary of the Company and the participant. The Plan Administrator has the right to accelerate the date upon which any Stock Option becomes exercisable. The Plan Administrator may provide at the time of granting a Stock Option that the exercise of that Stock Option is subject to restrictions, in addition to those specified in the 2021 Equity Incentive Plan, such as vesting conditions relating to the attainment of specified performance goals.

Management information circular 2021	Page 11

Unless otherwise specified by the Plan Administrator at the time of granting a Stock Option and set forth in the particular award agreement, an exercise notice must be accompanied by payment of the exercise price. At the election of the participant but subject to the approval of the Plan Administrator, a participant may, in lieu of exercising a Stock Option pursuant to an exercise notice, elect to surrender such Stock Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to: (a) the Market Price of the Common Shares issuable on the exercise of such Stock Option (or portion thereof) as of the date such Stock Option (or portion thereof) is exercised, less (b) the aggregate exercise price of the Stock Option (or portion thereof) surrendered relating to such Common Shares (the “In-the-Money Amount”) by written notice to the Company indicating the number of Stock Options such participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to the provisions of the 2021 Equity Incentive Plan and the policies of the TSX, the Company will satisfy payment of the In-the-Money Amount by delivering to the participant: (a) such number of Common Shares having a fair market value equal to the In-the-Money Amount; (b) a cash payment equal to the In-the-Money Amount; or (c) a combination of Common Shares and cash having an aggregate value equal to the In-the-Money Amount.

Restricted Share Units

A RSU is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Company that entitles the holder to receive one Common Share, cash payment or a combination thereof for each RSU after a specified vesting period. The Plan Administrator may, from time to time, subject to the provisions of the 2021 Equity Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year (the “RSU Service Year”).

Upon settlement of a RSU, holders will redeem each vested RSU for the following at the election of such holder but subject to the approval of the Plan Administrator: (a) a Common Share in respect of each vested RSU; (b) a cash payment; or (c) a combination of Common Shares and cash. Any such cash payments made by the Company shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Common Share as at the settlement date. Subject to the provisions of the 2021 Equity Incentive Plan and except as otherwise provided in an award agreement, no settlement date for any RSU shall occur, and no Common Share shall be issued or cash payment shall be made in respect of any RSU any later than the final business day of the third calendar year following the applicable RSU Service Year.

Performance Share Units

A PSU is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Company that entitles the holder to receive one Common Share, cash payment or a combination thereof for each PSU after specific performance-based vesting criteria determined by the Plan Administrator, in its sole discretion, have been satisfied. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the effect of termination of a participant’s service and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable award agreement. The Plan Administrator may, from time to time, subject to the provisions of the 2021 Equity Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year (the “PSU Service Year”).

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of PSUs. Upon settlement, holders will redeem each vested PSU for the following at the election of such holder but subject to the approval of the Plan Administrator: (a) a Common Share in respect of each vested PSU; (b) a cash payment; or (c) a combination of Common Shares and cash. Any such cash payments made by the Company to a participant shall be calculated by multiplying the number of PSUs to be redeemed for cash by the Market Price per Common Share as at the settlement date. Subject to the provisions of the 2021 Equity Incentive Plan and except as otherwise provided in an award agreement, no settlement date for any PSU shall occur, and no Common Share shall be issued or cash payment shall be made in respect of any PSU any later than the final business day of the third calendar year following the applicable PSU Service Year.

Management information circular 2021	Page 12

Deferred Share Units

A DSU is a unit equivalent in value to a Common Share credited by means of a bookkeeping entry in the books of the Company that entitles the holder to receive one Common Share, cash payment or a combination thereof for each DSU on a future date. The Board may fix from time to time a portion of the total compensation (including annual retainer, board meeting committee meting, and any Chair fees, if any) paid by the Company to a director in a calendar year for service on the Board (the “Director Fees”) that are to be payable in the form of DSUs. In addition, each director is given, subject to the provisions of the 2021 Equity Incentive Plan, the right to elect to receive a portion of the cash Director Fees owing to them in the form of DSUs.

Except as otherwise determined by the Plan Administrator or as set forth in the particular award agreement, DSUs shall vest immediately upon grant. Upon settlement, holders will redeem each vested DSU for the following at the election of such holder but subject to the approval of the Plan Administrator: (a) a Common Share in respect of each vested DSU; or (b) a cash payment; or (c) a combination of Common Shares and cash Any cash payments made under the 2021 Equity Incentive Plan by the Company to a participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per Common Share as at the settlement date.

U.S. Taxpayers

The 2021 Equity Incentive Plan provides that Stock Options issued to U.S. Taxpayers (as defined in the 2021 Equity Incentive Plan) may be non-qualified stock options or incentive stock options (each an “ISO”) qualifying under Section 422 of the United States Internal Revenue Code of 1986 (as amended) (the “Code”). Subject to the aggregate limits imposed in the 2021 Equity Incentive Plan, the aggregate number of Common Shares reserved for issuance in respect of granted ISOs shall not exceed 10,000,000 Common Shares.

If an ISO is granted to a person who owns shares representing more than 10% of the voting power of all classes of shares of the Company or of a “parent corporation” or “subsidiary corporation”, as such terms are defined in Sections 424(e) and (f) of the Code, on the date of grant, the term of the ISO shall not exceed five years from the time of grant of such ISO and the exercise price shall be at least 110% of the Market Price of the Common Shares subject to the ISO.

To the extent the aggregate Market Price as at the date of grant of the Common Shares for which ISOs are exercisable for the first time by any person during any calendar year (under all plans of the Company and any “parent corporation” or “subsidiary corporation”, as such terms are defined in Sections 424(e) and (f) of the Code) exceeds US$100,000, such excess ISOs shall be treated as non-qualified stock options.

Dividend Equivalents

Except as otherwise determined by the Plan Administrator or as set forth in the particular award agreement, RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, as applicable, as of each dividend payment date in respect of which normal cash dividends are paid on Common Shares. Dividend equivalents shall vest in proportion to, and settle in the same manner as, the awards to which they relate. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of RSUs, PSUs and DSUs, as applicable, held by the participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

Black-out Periods

In the event an award expires, at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of the Company exists, the expiry of such award will be the date that is 10 business days after which such scheduled blackout terminates or there is no longer such undisclosed material change or material fact.

Expiry Date of Awards

While the 2021 Equity Incentive Plan does not stipulate a specific term for awards granted thereunder, as discussed below, the expiry date of a Stock Option may not be more than 10 years from its date of grant, except where shareholder approval is received or where an expiry date would have fallen within a blackout period of the Company. All awards must vest and settle in accordance with the provisions of the 2021 Equity Incentive Plan and any applicable award agreement, which award agreement may include an expiry date for a specific award.

Management information circular 2021	Page 13

Termination of Employment or Services

The following table describes the impact of certain events upon the participants under the 2021 Equity Incentive Plan, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a participant’s applicable employment agreement, award agreement or other written agreement:

Event	Provisions
Termination for Cause/Resignation	Any Stock Option or other award held by the participant that has not been exercised, surrendered or settled as of the Termination Date (as defined in the 2021 Equity Incentive Plan) shall be immediately forfeited and cancelled as of the Termination Date.
Termination without Cause	A portion of any unvested Stock Options or other awards shall immediately vest, such portion to be equal to the number of unvested Stock Options or other awards held by the participant as of the Termination Date multiplied by a fraction the numerator of which is the number of days between the date of grant and the Termination Date and the denominator of which is the number of days between the date of grant and the date any unvested Stock Options or other awards were originally scheduled to vest. Any vested Stock Options may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the date that is 90 days after the Termination Date. If a Stock Option remains unexercised upon the earlier of (a) or (b), the Stock Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested award other than an Option, such award will be settled within 90 days after the Termination Date.
Disability	A portion of any unvested Stock Options or other awards shall immediately vest, such portion to be equal to the number of unvested Stock Options or other awards held by the participant as of the date of the participant’s employment, consulting agreement or arrangement terminates on account of becoming disabled multiplied by a fraction the numerator of which is the number of days between the date of grant and the date of disability and the denominator of which is the number of days between the date of grant and the date any unvested Stock Options or other awards were originally scheduled to vest and any outstanding award that vests based on the achievement of performance goals and that has not previously vested shall continue to be eligible to vest based upon the actual achievement of such performance goals. Any vested Stock Option may be exercised by the participant at any time until the expiry date of such Option. Any vested award other than a Stock Option will be settled within 90 days after the Termination Date.
Death	A portion of any unvested Stock Options or other awards shall immediately vest, such portion to be equal to the number of unvested Stock Options or other awards held by the participant as of the date of death multiplied by a fraction the numerator of which is the number of days between the date of grant and the date of death and the denominator of which is the number of days between the date of grant and the date any unvested Stock Options or other awards were originally scheduled to vest and any outstanding award that vests based on the achievement of performance goals and that has not previously vested shall continue to be eligible to vest based upon the actual achievement of such performance goals. Any vested Stock Option may be exercised by the participant’s beneficiary or legal representative (as applicable) at any time during the period that terminates on the earlier of: (a) the expiry date of such Option, and (b) the first anniversary of the date of the death of such participant. If a Stock Option remains unexercised upon the earlier of (a) or (b), the Stock Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested award other than an Option, such award will be settled with the Participant’s beneficiary or legal representative (as applicable) within 90 days after the date of the Participant’s death.

Management information circular 2021	Page 14

Event	Provisions
Retirement	Upon retirement (a) a portion of any unvested Stock Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Stock Options or other Awards held by the Participant as of the date of retirement multiplied by a fraction the numerator of which is the number of days between the Date of Grant and the date of retirement and the denominator of which is the number of days between the Date of Grant and the date any unvested Stock Options or other Awards were originally scheduled to vest; and (b) any outstanding award that vests based on the achievement of performance goals that has not previously become vested shall continue to be eligible to vest based upon the actual achievement of such performance goals. Any vested Stock Option may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the third anniversary of the participant’s date of retirement. If a Stock Option remains unexercised upon the earlier of (a) or (b), the Stock Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested award other than a Stock Option that is described in (a), such award will be settled within 90 days after the participant’s retirement. In the case of a vested award other than a Stock Option that is described in (b), such award will be settled at the same time the award would otherwise have been settled had the participant remained in active service with the Company or its subsidiary. Notwithstanding the foregoing, if, following his or her retirement, the participant commences (the “Commencement Date”) employment, consulting or acting as a director of the Company or any of its subsidiaries (or in an analogous capacity) or otherwise as a service provider to any person that carries on or proposes to carry on a business competitive with the Company or any of its subsidiaries, any Stock Option or other award held by the participant that has not been exercised or settled as of the Commencement Date shall be immediately forfeited and cancelled as of the Commencement Date.

Change in Control

Under the 2021 Equity Incentive Plan, except as may be set forth in an employment agreement, award agreement or other written agreement between the Company or a subsidiary of the Company and a participant if within 12 months following the completion of a transaction resulting in a Change in Control (as defined below), a participant’s employment, consultancy or directorship is terminated by the Company or a subsidiary of the Company without Cause (as defined in the 2021 Equity Incentive Plan), without any action by the Plan Administrator:

(a)	any unvested awards held by the participant at Termination Date may vest in the sole discretion of the Plan Administrator; and

(b)	any vested awards may be exercised, surrendered to the Company, or settled by the participant at any time during the period that terminates on the earlier of: (A) the expiry date of such award; and (B) the date that is 90 days after the Termination Date. Any award that has not been exercised, surrendered or settled at the end of such period being immediately forfeited and cancelled.

Subject to certain exceptions, a “Change in Control” includes (a) any transaction pursuant to which a person or group acquires the right to exercise control or director over more than 50% of the outstanding Common Shares; (b) the sale of all or substantially all of the Company’s assets (c) the dissolution or liquidation of the Company; (d) the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired via consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise; (e) individuals who comprise the Board at the last annual meeting of Shareholders (the “Incumbent Board”) cease to constitute at least a majority of the Board, unless the election, or nomination for election by the Shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, in which case such new director shall be considered as a member of the Incumbent Board; or (f) any other event which the Board determines to constitute a change in control of the Company.

Management information circular 2021	Page 15

Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a participant, by will or as required by law, no assignment or transfer of awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding award pass to a beneficiary or legal representative upon the death of a participant, the period in which such award can be exercised by such beneficiary or legal representative shall not exceed one year from the participant’s death.

Amendments to the 2021 Equity Incentive Plan

Subject to certain exceptions, the Plan Administrator may also from time to time, without notice and without approval of the holders of Common Shares, amend, modify, change, suspend or terminate the 2021 Equity Incentive Plan or any awards granted pursuant thereto as it, in its discretion, determines appropriate. Notwithstanding the above, and subject to the rules of the TSX, the approval of Shareholders is required to effect any of the following amendments to the 2021 Equity Incentive Plan:

(a)	increasing the number of Common Shares reserved for issuance under the 2021 Equity Incentive Plan, except pursuant to the provisions in the 2021 Equity Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b)	reducing the exercise price of an option award (for this purpose, a cancellation or termination of an award of a participant prior to its expiry date for the purpose of reissuing an award to the same participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an award) except pursuant to the provisions in the 2021 Equity Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(c)	extending the term of a Stock Option award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the participant or within 10 business days following the expiry of such a blackout period);

(d)	increasing or removing the limits on the participation of insiders; or

(e)	deleting or otherwise limiting the amendments which require approval of the shareholders.

Except for the items listed above, amendments to the 2021 Equity Incentive Plan will not require shareholder approval. Such amendments include (but are not limited to):

(a)	amending the general vesting provisions of an award;

(b)	amending the provisions for early termination of awards in connection with a termination of employment or service;

(c)	adding covenants of the Company for the protection of the participants;

(d)	amending the terms of the Cashless Exercise provision;

(e)	changing the termination provisions of an award or the plan provided that such change does not entail an extension beyond the original expiry date;

(f)	making any amendments not inconsistent with the as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the participants, it may be expedient to make; and

(g)	curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

Management information circular 2021	Page 16

Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought fit, approve an ordinary resolution in the following form:

“BE IT RESOLVED as an ordinary resolution of the Shareholders of the Company that:

1.	The omnibus equity incentive plan adopted by the board of directors of the Company (the “Board”) on January 13, 2021 (the “2021 Equity Incentive Plan”), in the form attached as Schedule “A” to the management information circular of the Company dated March 23, 2021, is hereby confirmed, ratified and approved, and the Company has the ability to grant awards under the 2021 Equity Incentive Plan until April 29, 2024.

2.	The Board is hereby authorized to make such amendments to the 2021 Equity Incentive Plan from time to time, as may be required by the applicable regulatory authorities, or as may be considered appropriate by the Board, in its sole discretion, provided always that such amendments be subject to the approval of the regulatory authorities, if applicable, and in certain cases, in accordance with the terms of the 2021 Equity Incentive Plan, the approval of the Shareholders.

3.	Any one director or officer of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise and to deliver or to cause to be delivered, all such other deeds, documents, instruments and assurances and to do or cause to be done all such other acts as, in the opinion of such director or officer of the Company, may be necessary or desirable to carry out the terms of the foregoing resolutions.”

In the absence of instruction to the contrary, the persons designated by management in the Proxy intend to vote “For” the preceding resolution.

DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

Securities legislation requires the disclosure of the compensation received by each “Named Executive Officer” (“Named Executive Officer”) of the Company for the most recently completed financial year. “Named Executive Officer” is defined by the legislation to mean: (i) the Chief Executive Officer of the Company; (ii) the Chief Financial Officer of the Company; (iii) the Company’s next most highly compensated executive officer or the next most highly compensated individual acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed financial year and whose total compensation was, individually, more than $150,000 for that financial year; and (iv) each individual who would be a “Named Executive Officer” under paragraph (iii) but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of the most recently completed financial year. For the financial year ended December 31, 2020, the Company’s Named Executive Officers include; Sebastien Paré, Chief Executive Officer; Susan Sumner, President and Chief Operating Officer and Alexie Edwards, Chief Financial Officer.

The Compensation, Nominating and Corporate Governance Committee (the “Compensation Committee”) administers the Company’s executive compensation program for, among others, our Named Executive Officers as well as our Board.

Compensation Discussion and Analysis

Objectives of Executive Compensation Program

The Compensation Committee has primary responsibility for determining executive remuneration and for the design and review of the Company’s compensation plans. In fulfilling this role, the Compensation Committee seeks to:

•	provide total compensation that is closely linked to the Company’s performance and to the individual performance of the Named Executive Officers;

•	align the interests of the Company’s executive officers with those of its shareholders through incentive stock options; and

•	ensure that compensation and benefits are at levels such that the Company is able to attract and retain the caliber of executives and officers it needs to achieve its desired growth and performance targets.

In reviewing and recommending executive compensation in 2020, the Compensation Committee examined the base salaries, short-term incentive bonuses and long-term incentives individually and as part of a total compensation package for the Named Executive Officers.

Management information circular 2021	Page 17

Elements of Executive Compensation Program

Our executive compensation program has three principal components:

•	base salary;

•	short-term incentives (paid in cash); and

•	long-term, equity-based incentives.

We believe that this variable compensation encourages high performance, promotes accountability and ensures that the interests of our Named Executive Officers are aligned with the interest of Shareholders by linking individual performance and increases in shareholder value to compensation.

In establishing the Company’s executive compensation program, the Compensation Committee also considers the implication of the risks associated with the Company’s compensation program, including:

•	The risk of executives taking inappropriate or excessive risks.

•	The risk of inappropriate focus on achieving short-term goals at the expense of long-term return to shareholders.

•	The risk of encouraging aggressive accounting practises.

•	The risk of excessive focus on financial returns and operational goals at the expense of regulatory, environmental and health and safety compliance.

While no program can fully mitigate these risks, the Company believes that many of these risks are mitigated by:

•	Weighting the Company’s long-term incentives towards share ownership and vesting long-term incentives over a number of years.

•	Establishing uniform incentive programs for all executive officers and employees.

•	Avoiding narrowly focused performance goals which may encourage loss of focus on providing long-term shareholder return and retaining adequate discretion to ensure the Compensation Committee and Board retain their business judgment in assessing actual performance.

•	Establishing a strong “tone at the top” for accounting, regulatory, environmental and health and safety compliance.

Base Salary

The objectives of base salary are to provide a fixed level of competitive pay that recognizes and acknowledges the competencies and skills of individuals and rewards individual contributions. We use a variety of methods in determining appropriate levels of salary and bonus payable to our executive officers, based on relevant market data concerning the market place and our peer group (as further discussed below under “Determination of Compensation”). This data is then used as a basis for determining, among other things, the executive officer’s base salary.

Annual Incentives

We provide a short-term incentive plan in which the Named Executive Officers participate. This incentive plan is intended to reward achievement of short-term financial performance and milestones and focus on key financial, strategic and other business objectives. Our short-term incentive plan provides for performance incentives based on the achievement of certain milestones up to targeted percentages of base salary based on market benchmarking. The Board, based on the recommendations of the Compensation Committee, uses their discretion and subjective judgement as to what milestones may be applicable for a particular year and the milestones and performance criteria may vary from year to year. The extent to which the milestones have been achieved is also determined subjectively by the Board, based on the recommendations of the Compensation Committee. The maximum bonus upon achievement of the milestones is 70% of the current base salary for the Chief Executive Officer, 33% of the current base salary for the President and Chief Operating Officer and 35% of the current base salary for the Chief Financial Officer.

Long-term Incentives

Long-term compensation is designed to align the executive’s personal interests with the long-term interests of the Company and its Shareholders. During the year ended December 31, 2020, the Company’s long-term compensation consists of our Option Plan pursuant to which we grant Stock Options to certain employees and officers to purchase Common Shares at a fixed price, linking the executive compensation directly to the future appreciation in the price of our shares. If approved at this meeting, future long-term compensation will be granted under the 2021 Equity Incentive Plan which is further described under the heading “Matters to be Acted Upon at the Meeting – Approval of Omnibus Equity Incentive Plan”

Management information circular 2021	Page 18

Determination of Compensation

In reviewing and recommending executive compensation in 2020, the Compensation Committee examined the base salaries, short-term incentive bonuses and long-term incentives individually and as part of a total compensation package for the Named Executive Officers.

The Company’s reference market for the purpose of benchmarking executive compensation includes publicly-listed technology companies of comparable size, complexity, location, market capitalization and revenue. The following companies are considered comparative companies: Inuvo Inc., GTY Technology Holdings, Inc., Dye & Durham Corporation, ShotSpotter Inc. and SharpSpring Inc. (collectively, the “Peer Group”).

In respect of compensation, the Compensation Committee has used a guideline that each Named Executive Officer’s compensation package should target the 50th percentile of each component (base salary, annual performance bonus and long-term incentives) as well as total compensation, relative to similar positions of the Peer Group. If needed, the Compensation Committee has made adjustments to reflect market trends, individual performance (including achievement of the benchmarks described in “Annual Incentives”) and level of experience. This approach allows us to differentiate salaries that reflect a range of experience and performance levels among our executives and determines the basis on which the Compensation Committee sets the salaries and other forms of compensation of the Named Executive Officers.

In all cases, compensation was determined with reference to the financial and strategic imperatives of the Company, the responsibilities of the position, the performance of the incumbent, the competitive marketplace for qualified executive talent and the compensation practices of the Peer Group. Annual incentives are determined with reference to both overall corporate performance and achievement of individual objectives. In 2020, corporate objectives included migration of revenues into NetScribe aiAssist, integration of acquired assets, financial targets for revenue, gross margin, sustainability, technological AI leadership, scalability of the infrastructure both technology and operation, M&A, enterprise value creation for shareholders and investor relations advancement. These objectives were also part of the basis for certain of the milestones and benchmarks used in 2020 for evaluating the Named Executive Officers’ cash bonuses.

Risks Associated with Compensation Policies and Practices

As of the date of this Information Circular, the Board had not considered the implications of any risks associated with policies and practices regarding compensation of its executive officers. However, compensation paid to the NEOs has generally ranked below industry benchmarks, and annual incentive bonuses are withheld in years when shareholder returns suffer, including the year ended December 31, 2020.

Financial Instruments

The Company has not, to date, adopted a policy restricting its NEOs and directors from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, which are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by NEOs or directors. As of the date of this Information Circular, entitlement to grants of incentive options under the Legacy Stock Option Plan is the only equity-based security elements awarded to NEOs and directors. If approved at this meeting, future equity-based security elements awarded to NEOs and directors will be awarded under the 2021 Equity Incentive Plan.

Short Selling and Restrictions

In accordance with the Company’s Disclosure, Confidentiality and Trading Policy, directors and officers are prohibited from knowingly selling, directly or indirectly, Common Shares or other security of the Company if the person selling such security does not own or has not fully paid for the security to be sold. Directors and officers shall not, directly or indirectly, buy or sell a call or put in respect of Common Shares or other security of the Company. Notwithstanding these prohibitions, directors and officers may sell Common Shares which such person does not own if such person owns another security convertible into Common Shares or an option or right to acquire Common Shares sold and, within 10 days after the sale, such person: (a) exercises the conversion privilege, option or right and delivers the Common Shares so associated to the purchaser; or (b) transfers the convertible security, option or right, if transferable to the purchaser.

Burn Rate

The Company’s burn rate in respect of the Legacy Stock Option Plan is calculated as the number of Legacy Options granted in the year as a percentage of the weighted average number of Common Shares outstanding during the year. The burn rate for the Company for the years 2020, 2019 and 2018 are 2.2%, 2.6%, and 2.0%, respectively.

Management information circular 2021	Page 19

The Company’s burn rate in respect of the Legacy DSUs is calculated as the number of Legacy DSUs granted in the year as a percentage of the weighted average number of Common Shares outstanding during the year. The burn rate for the Company for the years 2020, 2019 and 2018 are 0.0%, 0.0%, and 0.0%, respectively.

The number of Legacy Options issued and outstanding as at December 31, 2020 was 1,117,933 and, as of such date, there were an additional 1,174,543 Legacy Options available to be granted under the Company’s Legacy Stock Option Plan. The number of Legacy DSUs issued and outstanding as at December 31, 2020 was 66,667 and as of such date there were an additional 33,333 Legacy DSUs available to be granted under the Company’s Legacy DSU Plan. As of the date of this Information Circular no additional Legacy Options or Legacy DSUs may be granted under the Company’s Legacy Plans. As of the date of this Information Circular, an additional 2,489,364 Common Shares may be reserved for issuance upon the exercise or conversion of awards granted under the 2021 Equity Incentive Plan.

Compensation Governance

Composition of the Compensation, Nominating and Corporate Governance Committee

During 2020, Larry Taylor (Chair), Harvey Gordon and Bradley Wells served as members of the Compensation Committee. Each member of the Compensation Committee (being Mr. Gordon, Mr. Taylor and Mr. Wells) is “independent” for the purpose of National Instrument 58-101 – Corporate Governance Guidelines (“NI 58-101”). For a description of the skills and experience of each current member of the Compensation Committee enabling such person to consider and make decisions regarding the suitability of the Company’s compensation policies and practices, please refer to the respective biography of each member of the Compensation Committee set forth under the heading “Election of Directors”.

Mandate and Terms of Reference of the Compensation Committee

The Board has adopted a mandate for the Compensation Committee which has, as part of its mandate, the responsibility for reviewing matters relating to the human resource policies and compensation of the directors, officers and employees of the Company in the context of the budget and business plan of the Company. Without limiting the generality of the foregoing, the Compensation Committee has the following duties:

(a)	to review the compensation philosophy and remuneration policy for officers of the Company and to recommend to the Board changes to improve the Company’s ability to recruit, retain and motivate officers;

(b)	to review and recommend to the Board the retainer and fees to be paid to members of the Board;

(c)	to review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and to evaluate the Chief Executive Officer’s performance in light of those corporate goals and objectives, and determine (or make recommendations to the Board with respect to) the Chief Executive Officer’s compensation level based on such evaluation;

(d)	to review and approve corporate goals and objectives relevant to officer (other than the Chief Executive Officer) and director compensation;

(e)	to review management’s recommendation for proposed stock option and other incentive compensation plans and equity-based plans for officer (other than the Chief Executive Officer) and director compensation and make recommendations in respect thereof to the Board;

(f)	to administer the Option Plan approved by the Board in accordance with its terms including the recommendation to the Board of the grant of Legacy Options in accordance with the terms thereof;

(g)	to determine and recommend for approval of the Board bonuses to be paid to officers and employees of the Company and to establish targets or criteria for the payment of such bonuses, if appropriate; and

(h)	to prepare and submit a report of the Compensation Committee for inclusion in annual disclosure required by applicable securities laws to be made by the Company required to be included in any information circular – proxy statement of the Company and review other executive compensation disclosure before the Company discloses such information.

The Compensation Committee is required to be comprised of at least three directors of the Company or such greater number as the Board may determine from time to time, provided that if a vacancy on the Compensation Committee exists the remaining members of the Compensation Committee may exercise all powers of the Compensation Committee provided a quorum (minimum of two persons) exists. All members of the Compensation Committee are required to be independent as such term is defined for purposes of NI 58-101. The Board is, from time to time, to designate one of the members of the Compensation Committee to be the Chair of the Compensation Committee. Pursuant to the mandate of the Compensation Committee, meetings of the Compensation Committee are to take place at least one time per year and at such other times as the Chair of the Compensation Committee may determine.

Management information circular 2021	Page 20

Compensation Consultant or Advisor

At no time in the Company’s previous two completed financial years has a compensation consultant or advisor been retained by the Company to assist the Board or the Compensation Committee to determine the compensation of the directors or executive officers of the Company.

Incentive Plans

Legacy Plans

Legacy Stock Option Plan

All stock options (each a “Legacy Option”) granted during the year ended December 31, 2020 were granted under the Company’s stock option plan (the “Legacy Stock Option Plan”) originally approved by Shareholders on December 23, 2004. The Legacy Stock Option Plan is a “rolling” stock option plan pursuant to which the Company may reserve up to 10% of its issued and outstanding Common Shares for issuance pursuant to Legacy Option. The purpose of the Legacy Stock Option is to attract and retain employees, consultants or directors to the Company and to motivate them to advance the interests of the Company by affording them with the opportunity to acquire an equity interest in the Company through options granted under the Plan to purchase Shares.

In February 2011, the directors of the Company approved certain “housekeeping” modifications to the Legacy Stock Option Plan, which were later ratified by the Shareholders on June 23, 2011, that provided for the following changes:

(a)	a provision that provides if the normal expiry date of a Legacy Option falls within any black-out period (being a period of time when pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company), the expiry date of such Legacy Options shall be extended to the date that is ten business days following the end of such black-out period;

(b)	a provision that provides if there takes place a “change of control” (as such term is defined in the Legacy Stock Option Plan) of the Company, all issued and outstanding Legacy Options shall be exercisable (whether or not then vested) immediately prior to the time such change of control takes place and shall terminate on the 90th day after the occurrence of such change of control, or at such earlier time as may be established by the Board, in its absolute discretion, prior to the time such change of control takes place; and

(c)	a provision entitling the Company to deduct or withhold or require a holder of Legacy Options to remit to the Company the required amount to satisfy federal, provincial, and local taxes, domestic or foreign, required by law or regulation.

On April 16, 2015, the Board approved certain additional amendments to the Legacy Stock Option Plan to provide the Board (or any committee delegated by the Board to administer the Legacy Stock Option Plan) the discretion to subsequently extend the expiry date of any Option granted under the Option Plan beyond the 90 day period provided for in the Legacy Stock Option Plan (subject to a maximum of one year) in the event an optionee ceases to be a director or employee of the Company, or ceases to provide ongoing management or consulting services to the Company, as the case may be.

In addition to the provisions described above, the Legacy Stock Option Plan provides for the granting of Legacy Options to directors, officers, employees and consultants (as permitted by applicable law). The Legacy Stock Option Plan is administered by the Board, or a committee of the Board appointed from time to time for such purpose. Options may be granted at the discretion of the or a committee thereof, in such number that may be determined at the time of grant, subject to the limits set out in the Legacy Stock Option Plan. The aggregate number of Common Shares reserved for issuance upon exercise of the Legacy Options granted under the Legacy Stock Option Plan must not exceed 10% of the number of Common Shares that are issued and outstanding. The number of Common Shares issuable upon the exercise of the Options granted to any one individual, within a one-year period, cannot exceed 5% of the number of Common Shares issued and outstanding. As of the date of this Information Circular, the Company has 1,117,933 outstanding Legacy Options having exercise prices ranging from $1.20 to $6.40.

Management information circular 2021	Page 21

Legacy DSU Plan

On March 17, 2015, the Board approved the adoption by the Company of a deferred share unit plan (the “Legacy DSU Plan”). The Legacy DSU Plan was designed to attract and retain talented individuals to serve as members of its Board of and to promote the alignment of interests between such individuals and the Shareholders. The Compensation Committee is responsible for the administration of the Legacy DSU Plan. The Legacy DSU Plan was approved by Shareholders on June 17, 2015. The Legacy DSU Plan is designed to be a long-term incentive for the directors of the Company. The Board believes that the Legacy DSU Plan has the following primary benefits:

(a)	current practice in corporate governance favours the use of deferred share units over options for directors because the value of the deferred share units can only be realized upon the director ceasing to serve the Company, which helps to ensure that directors act in the long-term interests of the Company; and

(b)	the deferred share units issuable under the Legacy DSU Plan (the “Legacy DSUs”) provide the Compensation Committee with an additional compensation tool which can be used to help retain and attract highly qualified directors and further align the interests of directors with the interest of shareholders.

Only non-employee directors (“Eligible Directors”) are eligible to participate in the Legacy DSU Plan. A Legacy DSU issued under the Legacy DSU Plan is a “bookkeeping” entry representing a future right to receive one Common Share or its equivalent fair market value in cash at the time of the holder’s retirement, death or the holder otherwise ceasing to be an Eligible Director. Under the Legacy DSU Plan, the Compensation Committee may, from time to time in its sole discretion, provide for the grant of Legacy DSUs to an Eligible Director and upon such grant, such Eligible Director shall become a participant (“Participant”) in the Legacy DSU Plan; however, participation in the Legacy DSU Plan is optional. Each Legacy DSU awarded by the Company is initially equal to the value of a Common Share at the time the Legacy DSU is awarded. The value of the Legacy DSU increases or decreases as the price of the Common Shares increases or decreases, thus promoting alignment of the interest of the Eligible Directors with the shareholders. Legacy DSUs are fully vested upon being granted and credited to an Eligible Director’s account.

On the “Distribution Date” (being the date upon which an Eligible Director ceases service as a director of, and is not at that time an employee or officer of, the Company or an entity controlled by the Company, or such later date that the Eligible Director may elect (not to be later than December 1 of the calendar year following the calendar year in which the Eligible Director ceases such services to the Company)), the Eligible Director shall have the right to receive, at the sole election of the Company, either: (a) a cash payment equal in value to the number of Legacy DSUs recorded in the Eligible Director’s account multiplied by the “Distribution Value” of a Common Share (being the volume weighted average trading price of the Common Shares on the TSX for the five (5) trading days immediately preceding the applicable date), less all applicable withholdings; or (b) one Common Share multiplied by the number of Legacy DSUs recorded in the Eligible Director’s account, issued from treasury and subject to the receipt of any necessary approvals. Further, in lieu of issuing Common Shares in this respect, the Company may make the foregoing cash payment to a broker designated by the Compensation Committee, and the broker shall, as soon as practicable thereafter use all of the cash to purchase Common Shares on a securities exchange on which the Common Shares are voted and traded. The broker shall deliver to Eligible Director such Common Shares purchased as soon as practicable. Except as specifically provided in the Legacy DSU Plan, Legacy DSUs are non-transferable by Eligible Directors. Certificates are not issued to evidence Legacy DSUs, rather the Compensation Committee maintains a “Deferred Share Unit Account” for each participant and credits such account, as determined from time to time. Notwithstanding any other provision of the Legacy DSU Plan:

(a)	the maximum number of Common Shares issuable pursuant to outstanding Legacy DSUs at any time is limited to 100,000 Common Shares, provided that: (i) the maximum number of Common Shares issuable pursuant to outstanding DSUs and all other Security Based Compensation Arrangements (as defined in the DSU Plan), shall not exceed 10% of the Common Shares outstanding from time to time; and (ii) upon any Legacy DSU granted under the Legacy DSU Plan having Payment Shares (as defined in the Legacy DSU Plan) issued thereunder pursuant to the terms of the Legacy DSU Plan, or upon expiring or terminating for any reason in accordance with the terms of the Legacy DSU Plan without Payment Shares being issued in respect thereof, such number of exercised, expired or terminated Legacy DSU’s shall not be available for granting under the Legacy DSU Plan;

(b)	the number of Common Shares reserved for issuance to any one Participant under all Security Based Compensation Arrangements will not exceed 5% of the issued and outstanding Common Shares;

(c)	the number of Common Shares issuable to insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Common Shares;

Management information circular 2021	Page 22

(d)	the number of Common Shares issued to insiders, within any one-year period, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Common Shares;

(e)	the number of Legacy DSUs granted to any one Participant in any 12 month period shall not exceed 1% of the issued and outstanding Common Shares, as calculated at the date the Legacy DSU’s are granted; and

(f)	the number of Legacy DSUs granted to insiders, in aggregate, in any 12 month period shall not exceed 2% of the issued and outstanding Common Shares, as calculated at the date the Legacy DSU’s are granted.

2021 Equity Incentive Plan

Other than the Legacy Stock Option Plan and the Legacy DSU Plan (together, the “Legacy Plans”), the Company does not have any equity incentive plans as of the date hereof. At this Meeting, Shareholders are being asked to adopt an omnibus equity incentive plan to replace the Legacy Plans. Please see “Particulars of Matters to Be Acted Upon – Approval of Omnibus Equity Incentive Plan”. If the 2021 Equity Incentive Plan is adopted by the Shareholders in replacement of the Legacy Plans, no further awards will be granted under the Legacy Plans. However, the Legacy Plans will continue to be authorized for the sole purposes of vesting and exercise of existing awards granted under the Legacy Plans. Once the existing awards granted under the Legacy Plans are exercised or terminated, the Legacy Plans will terminate. As of the date of this Information Circular the Company has not issued any securities under the 2021 Equity Incentive Plan.

Share Appreciation Rights Plan

On January 13, 2021, the Board adopted a share appreciation rights plan (the “SAR Plan”) for: (a) employees, officers and directors of the Company, associates, affiliates and subsidiaries of the Company; or (b) any other person or company engaged to provide on going management or consulting or advisory services to the Company or an associate, affiliate or subsidiary of the Company. The purpose of the SAR Plan is to promote a greater alignment of interests between participants in the SAR Plan and Shareholders, foster the growth and success of the Company, and assist the Company in attracting and retaining qualified individuals. When exercised, each share appreciation right (a “SAR”) granted under the SAR Plan will entitle the holder thereof to receive a cash payment equal to the amount by which the market price of one Common Share on the exercise date exceeds the market price of one Common Share on the date that the relevant SAR was granted. The specific terms and conditions of a SAR will be determined by the Board at the time of grant. As of the date of this Information Circular, the Company has not issued any SARs under the SAR Plan.

NEO Summary Compensation Table

The following table contains a summary of the compensation paid to the NEOs of the Company during the three most recently completed financial years:

					Non-Equity incentive plan compensation ($)
NEO Name and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)	Annual incentive plans	Long- term incentive plans	Pension Value ($)	All other compensation	Total compensation ($)
Sebastien Paré	2018	$240,000	Nil	$38,950	$225,000	Nil	Nil	$7,200	$511,150
Chief Executive Officer	2019	$240,000	Nil	$71,600	$200,000	Nil	Nil	$9,000	$520,600
	2020	$300,000	Nil	$166,860	$225,000	Nil	Nil	$18,000	$709,860
Susan Sumner	2018	$172,500	Nil	$66,075	Nil	Nil	Nil	Nil	$238,575
President and Chief	2019	$300,000	Nil	Nil	Nil	Nil	Nil	Nil	$300,000
Operating Officer	2020	$300,000	Nil	$111,240	$50,000	Nil	Nil	Nil	$461,240
Alexie Edwards	2018	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Chief Financial Officer	2019	$150,000	Nil	$70,270	Nil	Nil	Nil	Nil	$220,270
	2020	$225,000	Nil	$111,240	$90,000	Nil	Nil	Nil	$426,240
George Kempff	2018	$204,100	Nil	Nil	Nil	Nil	Nil	Nil	$204,100
Former Chief Financial	2019	$53,100	Nil	Nil	Nil	Nil	Nil	Nil	$53,100
Officer	2020	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Management information circular 2021	Page 23

Notes:

(1)	Alexie Edwards was appointed Chief Financial Officer on May 1, 2019.

(2)	George Kempff resigned as Chief Financial Officer as a result of his retirement on April 30, 2019.

(3)	Susan Sumner was appointed Chief Operating Officer on July 23, 2018. Susan Sumner’s compensation is displayed in the table above in US dollars.

In the column titled Option-based awards, the Company has calculated the “grant date fair value” amounts using the Black-Scholes model, a mathematical valuation model that ascribes a value to a stock option based on a number of factors in valuing the option-based awards, including the exercise price of the option, the price of the underlying security on the date the option was granted, and assumptions with respect to the volatility of the price of the underlying security and the risk-free rate of return. The Company chose this methodology because it is recognized as the most common methodology used for valuing options and doing value comparisons.

Calculating the value of stock options using this methodology is very different from a simple “in-the-money” value calculation. In fact, stock options that are well out-of-the-money can still have a significant “grant date fair value” based on a Black-Scholes valuation, especially where, as in the case of the Company, the price of the share underlying the option is highly volatile. Accordingly, caution must be exercised in comparing “grant date fair value” amounts with cash compensation or an in-the-money option value calculation. The same caution applies to the Total Compensation amounts in last column above, which are based in part on the grant date fair value amounts set out in Option-based awards column above.

Outstanding Option-Based and Share-based Awards

The following table sets out for each NEO, the incentive stock options (option-based awards) and share-based awards outstanding as at December 31, 2020. The closing price of the Common Shares on the TSXV on December 31, 2020 was $5.85.

	Option-based Awards (2)				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($) (1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Sebastien Paré	16,667	$1.20	Feb 11, 2021	$77,500	Nil	Nil	Nil
	33,333	$1.20	Apr 13, 2021	$155,000	Nil	Nil	Nil
	90,000	$1.30	May 10, 2021	$409,500	Nil	Nil	Nil
	35,000	$2.10	Feb 12, 2021	$131,250	Nil	Nil	Nil
	37,500	$4.40	Mar 22, 2022	$54,375	Nil	Nil	Nil
	25,000	$2.84	Dec 31, 2023	$75,250	Nil	Nil	Nil
	50,000	$2.20	Sep 11, 2024	$121,665	Nil	Nil	Nil
	90,000	$3.13	Apr 24, 2025	$81,600	Nil	Nil	Nil
Susan Sumner	37,500	$2.90	Sep 4, 2023	$110,625	Nil	Nil	Nil
	60,000	$3.13	Apr 24, 2025	$54,400	Nil	Nil	Nil
Alexie Edwards	27,500	$2.20	Jun 11, 2024	$66,915	Nil	Nil	Nil
	17,500	$2.20	Sep 11, 2024	$42,585	Nil	Nil	Nil
	60,000	$3.13	Apr 24, 2025	$54,400	Nil	Nil	Nil

Management information circular 2021	Page 24

Notes:

(1)	Calculated using the closing price of the Common Shares on the TSXV on December 31, 2020 of $5.85 and subtracting the exercise price of vested, in-the-money stock options. These stock options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the Common Shares on the date of exercise.

(2)	All stock option grants vest in accordance with the following schedule: 1/3 on the date of the grant, 1/3 on the first anniversary of the date of the grant, and 1/3 on the second anniversary of the date of the grant.

Value Vested or Earned During the Year

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Sebastien Paré	$67,516	Nil	$225,000
Susan Sumner	$23,525	Nil	$50,000	(1)
Alexie Edwards	$30,317	Nil	$90,000

Note:

(1)	Susan Sumner’s non-equity incentive plan compensation is displayed in the table above in US dollars.

Employment Agreements

During the fiscal year ended December 31, 2020, the Company had in place the following employment contracts between the Company or any subsidiary or affiliate thereof and its NEOs:

Sebastien Paré

On August 1, 2014, the Company entered into an employment agreement with Sebastien Paré, the current Chief Executive Officer of the Company. The agreement is for an indefinite term unless otherwise terminated pursuant to the terms of such agreement. The agreement also provides for payments of varying amounts not exceeding 24 months’ salary and bonus in lieu of notice if the executive officer is terminated without cause from his position at any time during the term of the agreement. Upon termination resulting from a change of control of the Company, the executive officer will be entitled to receive payments equaling 24 months’ salary and bonus. The agreement also provides that all outstanding stock options held by Mr. Paré will immediately vest upon termination resulting from a change in control of the Company. The amounts payable to Mr. Paré pursuant to his current employment contract and the value of the in-the-money stock options as at December 31, 2020 is equal to a maximum of approximately $1,916,140. Pursuant to the terms of his employment agreement, Mr. Paré has agreed to refrain from competing with and interfering in the business of the Company for a period of one year subsequent to his termination for any reason.

Susan Sumner

On July 23, 2018, the Company entered into an employment agreement with Susan Sumner, the current President and Chief Operating Officer of the Company. The agreement is for an indefinite term unless otherwise terminated pursuant to the terms of such agreement. The agreement also provides for payments of varying amounts not exceeding 12 months’ salary and bonus in lieu of notice if the executive officer is terminated without cause from his position at any time during the term of the agreement. Upon termination resulting from a change of control of the Company, the executive officer will be entitled to receive payments equaling 12 months’ salary and bonus. The agreement also provides that all outstanding stock options held by Mrs. Sumner will immediately vest upon termination resulting from a change in control of the Company. The amounts payable to Mrs. Sumner pursuant to his current employment contract and the value of the in-the-money stock options as at December 31, 2020 is equal to a maximum of approximately $564,025. Pursuant to the terms of his employment agreement, Mrs. Sumner has agreed to refrain from competing with and interfering in the business of the Company for a period of one year subsequent to his termination for any reason. Susan Sumner is compensated in US dollars.

Management information circular 2021	Page 25

Alexie Edwards

On May 1, 2019, the Company entered into an employment agreement with Alexie Edwards, the current Chief Financial Officer of the Company. The agreement is for an indefinite term unless otherwise terminated pursuant to the terms of such agreement. The agreement also provides for payments of varying amounts not exceeding 12 months’ salary and bonus in lieu of notice if the executive officer is terminated without cause from his position at any time during the term of the agreement. Upon termination resulting from a change of control of the Company, the executive officer will be entitled to receive payments equaling 12 months’ salary and bonus. The agreement also provides that all outstanding stock options held by Mr. Edwards will immediately vest upon termination resulting from a change in control of the Company. The amounts payable to Mr. Edwards pursuant to his current employment contract and the value of the in-the-money stock options as at December 31, 2020 is equal to a maximum of approximately $467,650. Pursuant to the terms of his employment agreement, Mr. Edwards has agreed to refrain from competing with and interfering in the business of the Company for a period of one year subsequent to his termination for any reason.

Pension Plan Benefits

There are no pension plan benefits in place for the NEOs.

Termination and Change of Control Benefits

Compensation entitlements of NEOs resulting from the termination of employment of such person or a change in control of the Company are described above under the heading “Director and Named Executive Officer Compensation – Employment Agreements”.

Director Compensation

The following table describes director compensation for independent directors for the year ended December 31, 2020.

Name (1)(2)	Fees earned ($)	Option-based awards ($)	All other compensation ($)	Total compensation ($)
Larry Taylor	$60,000	Nil	Nil	$60,000
Harvey Gordon	$30,000	Nil	Nil	$30,000
Mike Kessel	$30,000	Nil	Nil	$30,000
Joseph Quarin	$50,000	Nil	Nil	$50,000
Bradley Wells	$30,000	Nil	Nil	$30,000

Notes:

(1)	As a non-independent director, Sebastien Paré did not receive director compensation. Compensation received by Sebastien Paré as President and Chief Executive Officer of the Company is disclosed under the heading “Director and Named Executive Officer Compensation – Summary Compensation Table”.

(2)	The independent directors of the Company are compensated based on an annual fixed fee retainer.

Management information circular 2021	Page 26

Option-Based and Share-Based Awards to Directors

The following table sets out for each independent director the incentive stock options (option-based awards) and share-based awards outstanding as of December 31, 2020. The closing price of the Common Shares on the TSXV on December 31, 2020 was $5.85.

	Option-based Awards (1)				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Larry Taylor	25,000	$4.40	Mar 22, 2022	$36,250	Nil	Nil	Nil
	6,250	$6.00	Feb 14, 2023	Nil	Nil	Nil	Nil
	25,000	$2.84	Dec 31, 2023	$75,250	Nil	Nil	$194,998
Harvey Gordon	25,000	$6.00	Feb 14, 2023	Nil	Nil	Nil	Nil
	5,000	$2.84	Dec 31, 2023	$15,050	Nil	Nil	$194,998
Mike Kessel	5,000	$2.84	Dec 31, 2023	$15,050	Nil	Nil	Nil
Joseph Quarin	25,000	$4.20	Dec 6, 2021	$41,250	Nil	Nil	Nil
	6,250	$6.00	Feb 23, 2023	Nil	Nil	Nil	Nil
	25,000	$2.84	Dec 23, 2023	$75,250	Nil	Nil	Nil
Bradley Wells	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Note:

(1)	All stock option grants vest in accordance with the following schedule: 1/3 on the date of the grant, 1/3 on the first anniversary of the date of the grant, and 1/3 on the second anniversary of the date of the grant.

Value Vested or Earned During the Year

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Larry Taylor	Nil	Nil	$60,000
Harvey Gordon	Nil	Nil	$30,000
Mike Kessel	Nil	Nil	$30,000
Joseph Quarin	Nil	Nil	$50,000
Bradley Wells	Nil	Nil	$30,000

Securities Authorized for Issuance under Equity Compensation Arrangements

The following table sets forth certain details as at the end of the fiscal year ended December 31, 2020 with respect to compensation plans pursuant to which equity securities of the Company were authorized for issuance.

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights	Number of Common Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by securityholders	1,184,600	(1)	$2.88	1,174,543
Equity compensation plans not approved by securityholders	N/A		N/A	N/A
Total	1,184,600		$2.88	1,174,543

Notes:

(1)	Comprised of 1,117,933 stock options with a weighted average exercise price of $2.88 and 66,667 DSUs with a weighted average exercise price of $1.28.

(2)	No additional Legacy Options or Legacy DSUs may be granted under the Company’s Legacy Plans. If adopted at the Meeting, an additional 2,489,364 Common Shares may be reserved for issuance upon the exercise or conversion of awards granted under the 2021 Equity Incentive Plan.

Management information circular 2021	Page 27

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERs AND SENIOR OFFICERS

The following table sets out the aggregate indebtedness, other than routine indebtedness, of all our current and former executive officers, directors and employees as of March 23, 2021 to the Company.

Aggregate Indebtedness ($)
Purpose	To the Company or its Subsidiaries	To Another Entity
Common Share Purchases (1)	657,837.50	Nil
Other	Nil	Nil

Note:

(1)	Indebtedness pursuant to the Loan and Share Pledge Agreement (as defined below) between the Corporation and Sebastien Paré.

Pursuant a loan and share pledge agreement (“Loan and Share Pledge Agreement”) between the Corporation and Sebastien Paré dated February 10, 2021, the Corporation has agreed to: (i) facilitate the exercise of certain Legacy Options (the “Exercised Options”) granted to Mr. Paré under the Legacy Option Plan by loaning to Mr. Paré $394,837.50, an amount equal to the aggregate exercise price of such Exercised Options; and (ii) to facilitate Mr. Paré’s repayment of $263,000 of debt incurred in connection with the conversion of certain convertible notes and in connection with his previous exercise of Legacy Options. Pursuant to the terms and conditions of the Loan and Share Pledge Agreements, Mr. Paré has agreed to pledge 175,000 Common Shares (the “Pledged Shares”) as security for the amount loaned to him under the Loan and Share Pledge Agreement. The Loan and Share Pledge Agreement bears interest at a rate of 1% per annum and will mature on February 10, 2028. All amounts owing to the Company pursuant to the Loan and Share Pledge Agreement will become repayable in full upon the occurrence of certain events of default.

Indebtedness of Directors and Executive Officers Under Securities Purchase and Other Programs
Name and Principal Position	Involvement of Company or Subsidiary	Largest Amount Outstanding During the year ended December 31, 2020 ($)	Amount Outstanding as at March 23, 2021 ($)	Financially Assisted Securities Purchases During the Year Ended December 31, 2020 (#)	Security for Indebtedness	Amount Forgiven During ($)
Securities Purchase Programs
Sebastien Paré Chief Executive Officer and Director	Lender	0	$657,838	0 (1)	The Pledged Shares have been pledged to the Company as security	0

Note:

(1)	Mr. Paré received financial assistance for the purposes of purchasing the Pledged Shares subsequent to the Company’s financial year ended December 31, 2020.

Except as disclosed above, no director, executive officer or other senior officer of the Company, or any associate of any such director or officer is, or has been at any time since the beginning of the most recently completed financial year of the Company, indebted to the Company or any of its subsidiaries nor is, or at any time since the beginning of the most recently completed financial year of the Company has, any indebtedness of any such person being the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

Management information circular 2021	Page 28

INTEREST OF informed persons IN MATERIAL TRANSACTIONS

There were no material interests, direct or indirect, of directors and senior officers of the Company, nominees for director, any Shareholder who beneficially owns more than 10% of the Common Shares, or any other Informed Person (as such term is defined in National Instrument 51-102) or any known associate or affiliate of such persons in any transaction since the commencement of the Company’s last completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

Certain of the Company’s directors are associated with other companies or entities, which may give rise to conflicts of interest. In accordance with the Business Corporations Act (Ontario), a director who is a director or officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Company is required, subject to certain exceptions, to disclose that interest and abstain from voting on any resolution to approve that contract. In addition, the directors are required to act honestly and in good faith with a view to the Company’s best interests.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN THE MATTERS TO BE ACTED UPON

Except with respect to the election of directors, the appointment of the auditor or as otherwise set forth elsewhere in this Information Circular, no director or executive officer of the Company, no person who has held such a position since the beginning of the last completed financial year of the Company, no nominee for election as a director of the Company, and no associate or affiliate of any the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting.

Management information circular 2021	Page 29

corporate governance disclosure

The Board and senior management consider good corporate governance to be central to the effective and efficient operation of the Company.

NI 58-101 requires the Company to disclose its corporate governance practices by providing in this Information Circular the disclosure required by Form 58-101F1 – Corporate Governance Disclosure. NP 58-201 – Corporate Governance Guidelines established corporate governance guidelines which apply to all public companies. The Company has reviewed its own corporate governance practices in light of these guidelines. In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted. The Company will continue to review and implement corporate governance guidelines as the business of the Company and the size of its staff progresses and becomes more active in operations.

Board of Directors

NI 58-101 requires that the issuer disclose whether or not the issuer has adopted term limits for the Board or other mechanisms of board renewal. Each director (if elected) of the Company serves until the next annual and general meeting of Shareholders or until his or her successor is duly elected or appointed. The Board does not currently have a limit on the number of consecutive terms for which a director may sit. The Board expects appropriate levels of turnover through normal processes in the future. Rather than instituting a policy of defining fixed terms or mandatory retirement for directors, the Board will continue ongoing reviews of performance of the Board as a whole, as well as individual performance.

Five (5) of the six (6) members of the Board are considered independent. Sebastien Paré is not considered independent because he is President and Chief Executive Officer of the Company. NI 58-101 suggests that the Board of a public company should be constituted with a majority of individuals who qualify as “independent” directors. An “independent” director is a director who has no direct or indirect material relationship with the Company. A material relationship is a relationship which could, in the view of the Board, reasonably interfere with the exercise of a director’s independent judgment. In making the foregoing determinations with respect to the independence of the Company’s individual directors, the circumstances of each director have been examined in relation to a number of factors, including a review of the resumes of the directors and the corporate relationships and other directorships held by each of them and their prior involvement (if any) with management of the Company.

Board Diversity Policy

In 2014, amendments to NI 58-101 were adopted requiring new disclosure of the representation of women on the Board and in executive officer positions. As at the date of this Information Circular, none of the Company’s six directors is a woman (0%), and one third (33.3%) of the executive officers of the Company is a woman.

The Company recognizes the benefits of having a diverse Board, and to date has sought to increase diversity at the Board level informally through the recruitment efforts of the Corporate Governance and Nominating Committee, without a written diversity policy in place. Due to the current limited size of the Board, the Board does not consider it necessary to have a gender diversity policy, but will consider adopting a policy in the future. Furthermore, the Company has not set any objectives for achieving gender diversity.  Should a gender diversity policy be considered appropriate for the Company in the future due to increases in the size of the organization, the policy will specifically deal with the objectives for achieving diversity. In order to further its objectives in this regard, the Company is investigating the possibility of adopting a written diversity policy with the objective of increasing diversity at the Board level, with particular emphasis on gender diversity. The Board remains receptive to increasing the representation of women on the Board, taking into account the skills, background, experience and knowledge desired at that particular time by the Board and its committees.

The Company does not support the adoption of quotas or targets regarding gender representation on the Board or in executive officer positions. All Board appointments are made on merit, in the context of the skills, experience, independence, knowledge and other qualities which the Board as a whole requires to be effective, with due regard for the benefits of diversity (including the level of representation of women on the Board). With respect to executive officer appointments, the Company recruits, manages and promotes on the basis of an individual’s competence, qualification, experience and performance, also with due regard for the benefits of diversity (including the level of representation of women in executive officer positions)..

Management information circular 2021	Page 30

Roles and Responsibilities of the Board

The Board discharges its responsibility for overseeing the management of the Company’s business by delegating to the Company’s senior officers the responsibility for day-to-day management of the Company. The Board discharges its responsibilities both directly and through its committees, the Audit Committee and the Compensation Committee. Each committee of the Board is comprised of a majority of independent directors. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature. Each of the standing committees of the Board has its own charter. The charter sets forth the responsibilities of each committee, procedures of the committee and how the committee will report to the Board.

Directors must fulfill their responsibilities consistent with their fiduciary duty to the Company, in compliance with all applicable laws and regulations.

In discharging its mandate, the Board is responsible for the oversight and review of the development of, among other things; the strategic planning process of the Company; identifying the principal risks of the business and ensuring implementation of appropriate systems to manage these risks; succession planning, including appointing, training and monitoring senior management; a communications policy for the Company to facilitate communications with investors and other interested parties; and the integrity of the Company’s internal control and management information systems.

In addition to those matters which, by law, must be approved by the Board, approval by the Board is required for; the Company’s annual business plan and budget; major acquisitions or dispositions by the Company; and transactions that are outside the Company’s existing business.

Meetings of the Board

The independent directors of the Company do not hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. However, in order to facilitate open and candid discussion among the independent directors, the independent directors do hold in camera sessions at Board meetings, where the non-independent members and any management participants are asked to recuse themselves from the meeting. In addition, independent directors have met with each other informally or by phone to discuss specific Company initiatives. In the future, independent directors may also consider holding regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

Currently, the Board is satisfied that it exercises its responsibilities for independent oversight of management. The ability to establish ad hoc committees comprised solely of independent directors provides the Board with the ability to meet independently of management whenever deemed necessary or appropriate and the chair of each such ad hoc committee provides leadership for such committee. If determined necessary or appropriate, at the end of or during each meeting of the Board or a committee of the Board, the members of management of the Company and the non-independent directors of the Company who are present at such meeting leave the meeting in order for the independent directors to meet. In addition, other meetings of the independent directors may be held from time to time if required. No separate meetings of the independent directors have been held since the beginning of the Company’s most recently completed financial year, other than by conference call.

The attendance record of each director at all Board meetings held since the beginning of the Company’s financial year ended December 31, 2020 is as follows:

Director	Board Meetings Attended/Board Meetings Held	Audit Committee Meetings Attended / Audit Committee Meetings Held	Compensation Committee Meetings Attended / Compensation Committee Meetings Held
Sebastien Paré	18 /18	-	4 /8
Larry Taylor	18 /18	-	8 /8
Harvey Gordon (1)	18 /18	2 /2	8 /8
Mike Kessel	18 /18	7 /7	-
Joseph Quarin	18 /18	7 /7	-
Bradley Wells	18 /18	-	8 /8

Note:

(1)	Harvey Gordon was appointed to the Audit Committee November 12, 2020. Harvey Gordon attended all Audit Committee meetings held subsequent to his appointment.

Management information circular 2021	Page 31

Directorships

Larry Taylor, Board Chair and Audit Committee Chair, Spark Power Group Inc. (TSX: SPG) and Audit Committee Chair of Drone Delivery Canada Corp. (TSXV: FLT), Joseph Quarin, Director and Compensation Committee member, Spark Power Group Inc. (TSX: SPG).

Position Descriptions

Given the small size of the Company’s infrastructure, the Board does not feel that it is necessary at this time to formalize position descriptions for the Chairman of each committee of the Board, or the President and Chief Executive Officer in order to delineate their respective responsibilities. Accordingly, the roles of the Chairman of each committee of the Board and the executive officers of the Company are delineated on the basis of the customary practice.

Ethical Business Conduct

We have adopted a written Code of Business Conduct and Ethics (the “Code”) which governs the behaviour of our directors, officers and employees. The Code also includes provisions required by the TSX that are applicable to our Chief Executive Officer, Chief Financial Officer and other senior officers. The Board, through the Compensation Committee, oversees compliance with the Code. Any deviations from or amendments to the Code will be publicly disclosed. Directors, officers and employees are required to provide a written acknowledgement to the Company that they have read and understand the Code. No material change report has been filed since the beginning of the Company’s most recently completed financial year pertaining to any conduct of a director or executive officer that constitutes a departure from the Code. An interested party may obtain a copy of the Code by submitting a written request to the Company.

The Board has also adopted a “Whistleblower Policy” wherein employees, consultants and external stakeholders of the Company are provided with a mechanism by which they can raise concerns in a confidential, anonymous process.

Compensation Committee

The Compensation Committee currently consists of Larry Taylor (Chair), Sebastien Paré, Harvey Gordon and Bradley Wells. Each member of the Compensation Committee is considered independent director with the exception of Sebastien Paré.

The Compensation Committee assists the Board in settling compensation of directors and senior executives, and developing and submitting to the Board recommendations with regard to other employee benefits. The Compensation Committee reviews on an annual basis the adequacy and form of compensation of the senior executives and directors to ensure that such compensation reflects the responsibilities, time commitment and risk involved in being an effective executive officer or director, as applicable. For an overview of the relevant experience of each member of the Compensation Committee, refer to their respective biographies under the heading “Particulars of Matters to be Acted Upon – Election of Directors”. The process by which the Board determines the compensation of the Company’s officers is described in this Information Circular under the heading “Director and Named Executive Officer Compensation – Compensation Discussion and Analysis”. To

In addition, the Compensation Committee annually assesses the size of the Board, the competencies, skills and personal qualities required of the Board as a whole and directors individually in order to add value to the Company, and the competencies, skills and personal qualities of existing directors. Based on this assessment, the Compensation Committee will consider whether to recommend any changes to the composition of the Board. When required, the Compensation Committee will evaluate potential candidates having regard to the background, employment and qualifications of possible candidates and will consider whether the candidate’s competencies, skills and personal qualities are aligned with the Company’s needs.

In order to maintain objective nomination and compensation determination processes, the Board ensures that the Compensation Committee is comprised of a majority of independent directors.

Assessments

The Board is responsible for ensuring that the Board, its committees and each individual director are regularly assessed regarding their respective effectiveness and contribution. An assessment will consider, in the case of the Board or a Board of committee, its mandate or charter and in the case of an individual director, any applicable position description, as well as the competencies and skills each individual director is expected to bring to the Board.

Management information circular 2021	Page 32

Orientation and Continuing Education

Pursuant to the Board’s mandate, it is the responsibility of the Board to provide an orientation program for new directors and ongoing educational opportunities for all directors. The Board will from time to time arrange for presentations by key personnel or qualified outside consultants concerning topics relating to the Company’s business, changes to the Company’s legal and regulatory framework and corporate and Board governance. The Board also encourages directors to attend external continuing education programs designed for directors of public companies and offers some financial support in this regard.

Other Board Committees

Except as described below, the Board has no standing committees other than the Audit Committee and the Compensation Committee.

Pursuant to its Disclosure Policy, the Company formed a Disclosure Committee in January 2006, which committee is comprised of our President and Chief Executive Officer and our Chief Financial Officer. The primary purpose of the Disclosure Committee is to establish, maintain, review and evaluate our disclosure controls and procedures, consider the materiality of information and ensure compliance with disclosure obligations on a timely basis. The Disclosure Committee also carries out the necessary due diligence to ensure that all material information that could be required to be disclosed is accumulated, verified and communicated to the committee, senior management and our Board in a timely manner.

Management contracts

There are no management functions of the Company which are to any substantial degree performed by a person or a company other than the directors or executive officers of the Company.

AUDIT COMMITTEE INFORMATION

Audit Committee Mandate and Terms of Reference

The Audit Committee of the Board (the “Audit Committee”) is a committee established for the purpose of overseeing the accounting and financial reporting process of the Company and annual external audits of the consolidated financial statements. The mandate and responsibilities of the Audit Committee (the “Mandate”) is attached hereto as Schedule “B”.

Composition of the Audit Committee

The members of the Audit Committee, being Messrs. Quarin (Chair), Gordon and Kessel, are independent (in accordance with National Instrument 52-110 Audit Committees (“NI 52-110”)).

In addition, the members of the Audit Committee have education and experience relevant to the performance of their responsibilities as Audit Committee members and are all considered “financially literate” pursuant to NI 52-110. The education and experience of the members of the Audit Committee is as follows:

Mr. Quarin is a successful public company Chief Executive Officer (TSX and NYSE), corporate executive and director. He was Chief Executive Officer and a Director of Progressive Waste Solutions Ltd., a North American non-hazardous solid waste management company from January 2012 until the reverse-merger with Waste Connections Inc. in 2016. Mr. Quarin joined Progressive’s inaugural leadership team in July 2000 and played an integral role in its growth and success from US$100 million to US$2 billion in revenue. He is currently the President and Chief Executive Officer of Q5 Capital Inc., a private investment company and strategic management advisor. He was recognized in the top 10 on the Financial Post’s Top 100 CEO Scorecard 2016 and named one of Canada’s Top 40 Under 40TM in 2004. Mr. Quarin currently serves as a Board member of Spark Power Group Inc. (TSX: SPG), Edo Revenue Royalty GP and EJ Trademark GP, Eagle River Capital, LLC, GRT Holdings Ltd and The Fertility Partners. He is also a Director of the Humber River Hospital Board. Mr. Quarin holds a Master of Business Administration (with Distinction) from the Ivey Business School at Western University, a Bachelor of Commerce (Honours) from the Smith School of Business at Queen’s University, and is a Chartered Professional Accountant and Chartered Accountant. Mr. Quarin is financially literate.

Management information circular 2021	Page 33

Mr. Kessel is the President and CEO of Cleveland Clinic Canada and is responsible for the growth, strategic partnerships and enterprise value creation. He implemented a unique public/private hybrid strategy that led to formal partnerships with Sick Kids, Sunnybrook and Mt. Sinai Hospitals and the Heart and Stroke Foundation. He also led partnership efforts with the Ontario Ministry of Health resulting in important firsts in country and cross border patient care. The Cleveland Clinic has presence in 15 countries and 160 cities around the world. Mr. Kessel spends time working with the International Operations team of the Cleveland Clinic. Mr. Kessel earned an MBA from Kellogg Business School at Northwestern University in Chicago and a Bachelor of Science from The Ohio State University. He is also a Chartered Professional Accountant. Mr. Kessel is financially literate.

Mr. Gordon is the Managing Director of Channel Solutions Inc., where he provides CEO mentoring and strategic development guidance to growth-oriented technology companies.  Mr. Gordon has extensive software, professional services and technology leadership experience as the CEO of international, US and Canadian companies, both public and private. Over a 20 year period, he was deeply involved in international business development, opening and managing offices in Europe and Asia, as Directeur Général of a Paris based telecom software organization and as the Business Development VP for a global financial software organization.  Mr. Gordon has held key senior executive positions during high growth phases of industry leading software and service firms, including Algorithmics Inc., Changepoint Corporation, Infonet Services Corporation and Magic Lantern Group. Mr. Gordon holds a Master of Science degree in Computer Science from the University of Toronto and a Bachelor of Applied Science in Engineering Science. Mr. Gordon is financially literate.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval of Policies and Procedures

The Audit Committee shall review and pre-approve all non-audit services to be provided to the Company by its external auditors.

External Auditor Service Fees

The following table discloses fees billed to us by our external auditors.

Type of Service Provided	2020	2020	2019
	KPMG	MNP	MNP
Audit fees (1)	$252,691	$63,000	$225,000
Audit-related fees (2)	-	-	11,250
Tax fees (3)	$22,973	-	24,088
All Other Fees (4)	-	-	68,775
Total	$275,664	$63,000	$329,113

Notes:

1.	“Audit Fees” include the aggregate fees billed by the Company’s external auditor for professional services rendered by the external auditor for the audit of the Company’s financial statements, reviews of interim financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements.

2.	“Audit-Related Fees” include the aggregate fees billed for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit of the Company’s financial statements and are not reported under “Audit Fees”.

3.	“Tax Fees” include the aggregate fees billed for professional services rendered by the Company’s external auditor for tax compliance, tax advice, and tax planning and include corporate tax returns and preparation of SR&ED returns.

4.	“All Other Fees” include all other non-audit services.

Exemption

The Company is not relying upon any exemption in section 6.1 of NI 51-110.

OTHER MATTERS

Management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting of Shareholders. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

Management information circular 2021	Page 34

ADDITIONAL INFORMATION

Additional information respecting the Company is available on SEDAR at www.sedar.com. Financial information respecting the Company is provided in the Company’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year. Security holders can access this information on SEDAR or by request to the Chief Financial Officer of the Company at the following address:

VIQ Solutions Inc.

5915 Airport Road, Suite 700

Mississauga, Ontario L4V 1T1

(905) 948-8266

DATED at Mississauga, Ontario, this 23rd day of March, 2021.

BY ORDER OF THE BOARD

(signed) “Sebastien Paré”

Chief Executive Officer

Management information circular 2021	Page 35

SCHEDULE “A”

VIQ SOLUTIONS INC.

OMNIBUS EQUITY INCENTIVE PLAN

See attached.

Management Information Circular 2021	Schedule a - 1

SCHEDULE “B”

VIQ SOLUTIONS INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

(I)	ESTABLISHMENT OF THE AUDIT COMMITTEE

The board of directors (the “Board”) of VIQ Solutions Inc. (the “Corporation”) has established a committee of the Board to be called the Audit Committee (the “Committee”).

(II)	PURPOSE AND AUTHORITY

The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by:

•	reviewing the financial reports and other financial information provided by the Corporation to any governmental body or the public and other relevant documents;

•	recommending the appointment and reviewing and appraising the audit efforts of the Corporation’s independent auditor and providing an open avenue of communication among the independent auditor, financial and senior management and the Board;

•	serving as an independent and objective party to monitor the Corporation’s financial reporting process and internal controls, the Corporation’s processes to manage business and financial risk, and its compliance with legal, ethical and regulatory requirements; and

•	encouraging continuous improvement of, and fostering adherence to, the Corporation’s policies, procedures and practices at all levels.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. The Committee has the authority to:

•	engage independent counsel and other advisors as it determines necessary or advisable to carry out its duties;

•	set and pay the compensation for any advisors employed by the Committee;

•	communicate directly with the external auditors; and

•	delegate to individual members or subcommittees of the Committee.

(III)	COMPOSITION AND MEETINGS

1.	The Committee shall be comprised of three or more directors as determined by the Board. Every Committee member must be “independent” and “financially literate” as such terms are defined in applicable securities legislation. For purposes of this Charter, a Committee member is “independent” if the member has no direct or indirect material relationship with the Corporation, including a relationship which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment. A Committee member is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

2.	The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Management Information Circular 2021	Schedule B- 1

3.	The Committee shall meet at least four times annually, or more frequently as circumstances require. The Committee shall meet within sixty (60) days following the end of the first three financial quarters to review, discuss and recommend for approval by the Board the unaudited financial results for the preceding quarter and the related Management’s Discussion & Analysis (“MD&A”) and shall meet within 120 days following the end of the fiscal year end to review, discuss and recommend for approval by the Board the audited financial results for the year and related MD&A.

4.	The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. For purposes of performing their audit related duties, members of the Committee shall have full access to all corporate information and shall be permitted to discuss such information and any other matters relating to the financial position of the Corporation with senior employees, officers and independent auditors of the Corporation.

5.	As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair may meet with the independent auditor and management quarterly to review the Corporation’s financial statements.

6.	Quorum for the transaction of business at any meeting of the Committee shall be a majority of the number of members of the Committee or such greater number as the Committee shall by resolution determine.

7.	Meetings of the Committee shall be held from time to time and at such place as the Committee or the Chair of the Committee shall determine upon 48 hours notice to each of members. The notice period may be waived by a quorum of the Committee. Each of the Chair of the Committee, members of the Committee, Chairman of the Board, independent auditors, Chief Executive Officer, Chief Financial Officer or Secretary shall be entitled to request that the Chair of the Committee call a meeting which shall be held within 48 hours of receipt of such request.

8.	If requested by a member of the Committee, the independent auditor shall attend meetings of the Committee as required held during the term of office of the independent auditor.

9.	The Committee shall appoint a Secretary to the Committee who need not be a director or officer of the Corporation. Minutes of meetings of the Committee shall be recorded and maintained by the Secretary to the Committee and shall be subsequently presented to the Committee for review and approval.

10.	The Committee will regularly report to the Board on all significant matters it has considered and addressed and with respect to such other matters that are within its responsibilities, including any matters approved by the Committee or recommended by the Committee for approval by the Board. The Committee shall circulate to the Board copies of the minutes of each meeting held.

(IV)	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

1.	Create an agenda for the ensuing year.

2.	Review and update this Charter at least annually, as conditions dictate.

3.	Describe briefly in the Corporation’s annual report and more fully in the Corporation’s Management Information Circular the Committee’s composition and responsibilities and how they were discharged.

4.	Submit the minutes of all meetings of the Committee to the Board.

Documents/Reports Review

5.	Review the Corporation’s annual and interim financial statements, annual and interim MD&A and annual and interim earnings press releases before the Corporation publicly discloses this information.

6.	Ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, other than the public disclosure referred to in the preceding section and must periodically assess the adequacy of those procedures.

7.	Review any other reports or financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditor.

Management Information Circular 2021	Schedule B- 2

8.	Review policies and procedures with respect to directors’ and officers’ expense accounts and management perquisites and benefits, including their use of corporate assets and expenditures related to executive travel and entertainment, and review the results of the procedures performed in these areas by the independent auditor, based on terms of reference agreed upon by the independent auditor and the Committee.

9.	Review with financial management and the independent auditor any filings with regulatory bodies such as securities commissions prior to filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Auditor

10.	Recommend to the Board the independent auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, considering independence and effectiveness and recommend the fees and other compensation to be paid to the independent auditor. Instruct the independent auditor that the Board, as the Shareholders’ representative, is the independent auditor’s client and that the independent auditor is required to report directly to the Committee.

11.	Resolution of disagreements between management and the independent auditor regarding financial reporting.

12.	Monitor the relationship between management and the independent auditor including reviewing any management letters or other reports of the independent auditor and discussing any material differences of opinion between management and the independent auditor.

13.	Review and discuss, on an annual basis, with the independent auditor all significant relationships they have with the Corporation to determine their independence.

14.	Review and pre-approve requests for any service engagement (in particular, non-audit services) in excess of $15,000 annually to be performed by the independent auditor for the Corporation or its subsidiaries that is beyond the scope of the pre-approved audit engagement letter and related fees.

15.	Review the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant. Consider with management and the independent auditor the rationale for employing accounting/auditing firms other than the principal independent auditor.

16.	Periodically consult with the independent auditor out of the presence of management about significant risks or exposures, internal controls and other steps that management has taken to control such risks, and the fullness and accuracy of the Corporation’s financial statements. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

17.	Arrange for the independent auditor to be available to the Committee and the full Board as needed and meet regularly in private with the independent auditor.

18.	Review the proposed audit scope, focus areas, timing and key decisions (e.g., materiality, reliance on internal audit) underlying the audit plan and the appropriateness and reasonableness of the proposed audit fees.

19.	Receive and review an annual report from the external auditor on the progress against the approved audit plan, important findings, recommendations for improvements and the auditors’ final report.

Financial Reporting Processes

20.	In consultation with the independent auditor, review the integrity of the Corporation’s financial reporting processes, both internal and external.

21.	Consider the independent auditor’s judgments about the quality and appropriateness, not just the acceptability, of the Corporation’s accounting principles and financial disclosure practices, as applied in its financial reporting, particularly about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates and whether those principles are common practices or are minority practices.

22.	Consider and approve, if appropriate, major changes to the Corporation’s accounting principles and practices as suggested by management with the concurrence of the independent auditor and ensure that the accountants’ reasoning is described in determining the appropriateness of changes in accounting principles and disclosure.

Management Information Circular 2021	Schedule B- 3

Process Improvement

23.	Establish regular and separate systems of reporting to the Committee by each of management and the independent auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

24.	Review the scope and plans of the independent auditor’s audit and reviews prior to the audit and reviews being conducted. The Committee may authorize the independent auditor to perform supplemental reviews or audits as the Committee may deem desirable.

25.	Following completion of the annual audit, review separately with each of management and the independent auditor any significant changes to planned procedures, any difficulties encountered during the course of the audit and reviews, including any restrictions on the scope of work or access to required information and the cooperation that the independent auditor received during the course of the audit.

26.	Review any significant disagreements among management and the independent auditor in connection with the preparation of the financial statements.

27.	Where there are significant unsettled issues the Committee shall ensure that there is an agreed course of action for the resolution of such matters.

28.	Review with the independent auditor and management significant findings during the year and the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

29.	Review activities, organizational structure, and qualifications of the Chief Financial Officer and the staff in the financial reporting area and see to it that matters related to succession planning within the Corporation are raised for consideration with the full Board.

Ethical and Legal Compliance

30.	Review and update periodically a Code of Business Conduct and Ethics and ensure that management has established a system to enforce this Code. Review through appropriate actions taken to ensure compliance with the Code and to review the results of confirmations and violations of such Code.

31.	Review management’s monitoring of the Corporation’s system in place to ensure that the Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

32.	Review, with the Corporation’s counsel, legal and regulatory compliance matters, including corporate securities trading policies, and matters that could have a significant impact on the Corporation’s financial statements.

33.	Review regular reports from management and others concerning the Corporation’s compliance with financial related laws and regulations, such as:

•	tax and financial reporting laws and regulations;

•	legal withholdings requirements;

•	other matters for which directors face liability exposure.

Risk Management

34.	Review management’s program of risk assessment and steps taken to address significant risks or exposures, including insurance coverage.

Submission Systems and Treatment of Complaints

35.	Establish procedures for: the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Management Information Circular 2021	Schedule B- 4

Hiring Policy

36.	Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former independent auditor of the Corporation.

General

37.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants and other professionals to assist it in the conduct of any investigation.

38.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

39.	Notwithstanding the foregoing and subject to applicable law, the Committee shall not be responsible to plan or conduct internal or external audits or to determine that the Corporation’s financial statements are in accordance with generally accepted accounting principles as these are the responsibility of management and the independent auditor. Nothing contained in this Charter is intended to require the Committee to ensure the Corporation’s compliance with applicable laws or regulation.

Management Information Circular 2021	Schedule B- 5